UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BRE Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BRE PROPERTIES, INC.

525 Market Street, 4th Floor

San Francisco, CA 94105

March 29, 2011

Dear Shareholder:

It is a pleasure to invite you to attend our Annual Meeting of Shareholders to be held on Tuesday, May 24, 2011, at 9:00 a.m. Pacific Daylight Time, at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California. The Annual Meeting will also feature a report on the operations of your Company, followed by a question and discussion period. After the Annual Meeting, you will have the opportunity to speak informally with the directors and officers.

This booklet, which includes the notice of meeting and proxy statement, contains information about the formal business to be acted on by shareholders. At the Annual Meeting, you will be asked to vote on: (i) electing ten directors whose term of office expires at the Annual Meeting to serve until the next Annual Meeting of Shareholders of the Company, and until their respective successors are duly elected and qualified, (ii) ratifying the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company, (iii) approving, by non-binding advisory vote, the compensation of our named executive officers, (iv) recommending, by non-binding advisory vote, the frequency of holding an advisory vote on executive compensation, and (v) such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE TEN DIRECTOR NOMINEES PROPOSED IN THE ENCLOSED PROXY STATEMENT, “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY, “FOR” THE PROPOSAL TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION, AND “EVERY YEAR” FOR THE FREQUENCY OF EXECUTIVE COMPENSATION VOTES.

It is important that your shares be voted whether or not you plan to be present at the Annual Meeting. Please complete, sign, date and return the accompanying proxy card promptly, or you may utilize our telephone or Internet proxy authorization procedures, as more fully described in the Proxy Statement and on the accompanying proxy card. If you attend the Annual Meeting and wish to vote your shares personally, you may revoke any previously executed proxy.

This Notice and Proxy Statement are first being made available to shareholders on March 29, 2011. Please vote promptly. We look forward to seeing you at the Annual Meeting.

Sincerely,

BRE PROPERTIES, INC.

Constance B. Moore

President & Chief Executive Officer

BRE PROPERTIES, INC.

Notice of Annual Meeting of Shareholders

Notice is hereby given that the Annual Meeting of Shareholders of BRE Properties, Inc., a Maryland corporation, will be held on Tuesday, May 24, 2011, at 9:00 a.m. Pacific Daylight Time, at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California, for the following purposes:

1.	To elect ten directors, whose term of office expires at the Annual Meeting, to serve until the Annual Meeting of Shareholders of the Company to be held in calendar year 2012, and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company;

3.	To hold a non-binding advisory vote on the approval of the compensation of our named executive officers;

4.	To recommend, by non-binding advisory vote, the frequency of holding future advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Shareholders of record of the Company’s Common Stock at the close of business on March 24, 2011 are entitled to notice of and to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the meeting at BRE’s executive offices, 525 Market Street, 4th Floor, San Francisco, CA 94105, during normal business hours during the ten days prior to the Annual Meeting. The list of shareholders will also be available for inspection at the Annual Meeting.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 24, 2011:

The Proxy Statement and Annual Report, which consists of our Annual Report on Form 10-K, are available at www.breproperties.com/investors/proxy.

By Order of the Board of Directors

KERRY FANWICK

Corporate Secretary

Dated: March 29, 2011

BRE PROPERTIES, INC.

525 Market Street, 4th Floor

San Francisco, CA 94105

Telephone: (415) 445-6530

Facsimile: (415) 445-6505

Dated: March 29, 2011

PROXY STATEMENT

Annual Meeting of Shareholders

To be held on May 24, 2011

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

Q.	Why am I receiving these materials?

A.	Your proxy is being solicited by the Board of Directors of BRE Properties, Inc., a Maryland corporation, for use at the Annual Meeting of Shareholders of BRE to be held on Tuesday, May 24, 2011, at 9:00 a.m. Pacific Daylight Time, at the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California. As a shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q.	Who may vote at the Annual Meeting?

A.	Holders of record of BRE’s common stock at the close of business on the record date for the meeting, March 24, 2011, are entitled to notice of and to vote at the Annual Meeting. On the record date, there were 65,857,008 shares of common stock outstanding, each entitled to one vote at the Annual Meeting.

Q.	What constitutes a quorum at the Annual Meeting?

A.	The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. In tallying shareholder votes, abstentions and “broker non-votes” (i.e., shares held by brokers or nominees for which proxies are presented but as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter because it is a non-routine matter) will be counted for purposes of determining whether a quorum is present for the conduct of business at the Annual Meeting.

Q.	Who is paying for this proxy solicitation?

A.	The cost of soliciting proxies will be borne by BRE. Directors, officers and employees of BRE may also, without additional compensation, solicit proxies by mail, personal interview, telephone and telecopy. BRE will request banks, brokerage houses and other institutions, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares and to obtain authorization for the execution of proxies. We will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners.

Q.	What if I have shares in BRE’s Direct Stock Purchase and Dividend Reinvestment Plan?

A.	If a shareholder is a participant in our Direct Stock Purchase and Dividend Reinvestment Plan, the proxy card represents a voting instruction as to the number of full shares in the plan account, as well as any shares held of record by the shareholder.

Q.	How do I vote?

A.	Shareholders may vote in person at the Annual Meeting or by proxy. If you received a Notice of Availability of Proxy Materials and accessed these proxy materials online, follow the instructions on the Notice to obtain your records and vote electronically.

If you received these proxy materials by mail, you may vote by following the instructions on the proxy card(s) and returning the card(s) in the prepaid envelope. In lieu of mailing a completed proxy card, shareholders of record can authorize the proxies to vote their shares by calling the toll-free telephone number, or by accessing the Internet voting website, as each is set forth on the accompanying proxy card. Specific instructions to be followed by any shareholder of record interested in voting by telephone or Internet are set forth on the proxy card. The telephone and Internet proxy authorization procedures are designed to authenticate shareholders by use of a control number on the proxy card. The procedures allow shareholders to authorize the proxies to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors, the advisory vote on the approval of the compensation of our named executive officers, and the advisory vote on the frequency of holding future advisory votes on executive compensation (Proxy Item Nos. 1, 3 and 4 of this Proxy Statement.) In the past, if you held your shares in street name and you did not indicate how you wanted to vote those shares, your bank or broker was allowed to vote those shares on your behalf as they felt appropriate. Due to regulation changes, your bank or broker no longer has the ability to vote your uninstructed shares on a discretionary basis with regard to Proxy Items 1, 3 and 4. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf for Proxy Items 1, 3 and 4. Your bank or broker will, however, continue to have discretion to vote uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proxy Item No. 2 of this Proxy Statement).

Q.	How will my vote be counted?

A.	All proxies properly authorized or delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting or any adjournment or postponement thereof as specified in such proxies. Votes at the Annual Meeting will be tabulated by one or more inspectors of election appointed by BRE. Abstentions and broker non-votes will not be counted as votes cast for or against the proposals and, assuming a quorum is present at the Annual Meeting, will have no effect on the result of the votes.

If no vote is specified in a properly signed or authorized proxy, the shares represented by such proxy will be voted as recommended by the Board:

1.	FOR the election of the ten director nominees proposed by the Nominating & Governance Committee of the Board of Directors (Proxy Item No. 1),

2.	FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company (Proxy Item No. 2),

3.	FOR the approval of the compensation of our named executive officers (Proxy Item No. 3),

4.	EVERY YEAR for the frequency of executive compensation votes (Proxy Item No. 4), and

5.	in the proxy holder’s discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The ten nominees for election as directors who receive the highest number of votes cast in person or by proxy at the Annual Meeting, provided a quorum is present, shall be elected as directors. The affirmative vote of a majority of the votes cast on the matter in person or by proxy at the Annual Meeting, provided a quorum is present, shall be required to ratify the appointment of our independent registered public accounting firm (Proxy Item No. 2) and to approve, by non-binding advisory vote, the compensation of our named executive officers (Proxy Item No. 3.) The frequency of future advisory votes on executive compensation (Proxy Item No. 4) receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders. Abstentions and broker non-votes will therefore have no effect on such vote.

Although the advisory votes on Proxy Items 3 and 4 are non-binding, our Board will review the results of the votes and, consistent with our record of shareholder engagement, will take them into account in making future determinations concerning executive compensation and the frequency of such advisory votes.

Q.	Can I revoke or change my proxy?

A.	Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary of BRE a written notice of revocation, by properly delivering or authorizing a proxy bearing a later date, or by attending the meeting and voting in person.

Q.	Do directors attend the Annual Meeting of Shareholders?

A.	We do not require our directors to attend the Annual Meeting of Shareholders, but the Board encourages its members to attend. Eleven of twelve directors attended the 2010 Annual Meeting of Shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, an independent registered public accounting firm, has provided services to BRE during the past fiscal year which included the examination of our Annual Report on Form 10-K, timely reviews of our quarterly reports, review of SEC registration statements and filings, preparation of our federal and state income tax returns, and accounting consultations. A representative of Ernst & Young LLP will be at the Annual Meeting to respond to appropriate questions concerning the financial statements of BRE and, if desired, to make a statement.

CONTACTING THE BOARD

The Board welcomes your questions and comments. BRE’s principal executive offices are located at 525 Market Street, 4th Floor, San Francisco, California 94105. Our telephone number is (415) 445-6530. Shareholders and other interested parties may send communications directly to the Board of Directors by sending them to the Chairperson of the Board, care of the Corporate Secretary, at BRE’s principal executive offices. All correspondence will be forwarded promptly by the Corporate Secretary to the Chairperson of the Board.

ELECTION OF DIRECTORS

(Proxy Item No. 1)

Our Articles of Incorporation provide that there shall be from three to fifteen directors, as determined from time to time in the manner specified in the Company’s bylaws. Currently there are ten directors. Mr. Edward F. Lange, Jr. resigned from the Board and his position as Executive Vice President, Chief Operating Officer, effective July 31, 2010. By resolution of the Board effective at the time of Mr. Lange’s resignation, the size of the Board was reduced from eleven members to ten.

At the Annual Meeting, ten directors are to be elected for a one-year term expiring at the Annual Meeting to be held in calendar year 2012, and until their successors are duly elected and qualified. The nominees proposed by the Nominating & Governance Committee and approved by the Board for election are: Irving F. Lyons, III, Paula F. Downey, Christopher J. McGurk, Matthew T. Medeiros, Constance B. Moore, Jeanne R. Myerson, Jeffrey T. Pero, Thomas E. Robinson, Dennis E. Singleton, and Thomas P. Sullivan. The accompanying proxies solicited by the Board will (unless otherwise directed, revoked or suspended) be voted for the election of these nominees, except as provided below in the event that any of these nominees should become unavailable for election or unable to serve.

In the unanticipated event that any nominee should become unavailable for election, or upon election should be unable to serve, provided that the size of the Board is not reduced, which the Board may do at its discretion, the proxies will be voted for the election of such other person or persons as shall be determined by the person or persons named in the proxy as the proxy holder or holders, at their discretion and in accordance with their judgment.

Information as to Nominees for Election

Irving F. Lyons, III, age 61, has been our director since 2006 and was appointed Chairperson of the Board in May 2009. Mr. Lyons has been principal of Lyons Asset Management, a private equity firm, since 2005. Mr. Lyons currently serves on the Board of Directors of Equinix, Inc. and ProLogis. He served as Vice Chairperson of ProLogis, a global provider of distribution facilities and services, from 2001 through May 2006. He was Chief Investment Officer from March 1997 to December 2004 and held several other executive positions since joining ProLogis in 1993. Prior to joining ProLogis, he was a Managing Partner of King & Lyons, a San Francisco Bay Area industrial real estate development and management company, since its inception in 1979. Mr. Lyons was selected by the Nominating & Governance Committee due to his management and investment experience with publicly traded real estate companies and his involvement in Bay Area real estate development and management.

Paula F. Downey, age 55, has been our director since 2008. Currently, Ms. Downey is President and CEO of AAA Northern California, Nevada & Utah Insurance Exchange (the Exchange), a multi-state insurance company and affiliate of AAA. She joined the Exchange and its AAA Club affiliate, California State Automobile Association as Chief Financial Officer from 2000 to 2003 and was promoted to Chief Operations Officer in 2003 and to President in 2005. Ms. Downey currently serves on the boards of the Exchange, AAA Club Partners, Inc., and the Bay Area Council. Ms. Downey has also served as an officer of California State Automobile Association, California State Automobile Association Inter-Insurance Bureau, and as a director of their subsidiaries including Pacific Lighthouse Reinsurance Ltd., Western United Insurance Company, CSAA Life and Financial Services, Inc., ACA Insurance Company, ACA Member Services Company, and Ceres Reinsurance, Inc. Ms. Downey was selected by the Nominating & Governance Committee due to her management experience and business viewpoints beyond the real estate industry.

Christopher J. McGurk, age 54, has been our director since 2006. Currently, Mr. McGurk is Chairperson and Chief Executive Officer of Cinedigm Digital Cinema Corporation, a NASDAQ-listed provider of digital services, advertising, software and content distribution to theaters. From 2006 to 2010, Mr. McGurk served as

CEO of Overture Films, a motion picture studio. Prior to his post at Overture Films, Mr. McGurk served as Vice Chairperson and COO of Metro-Goldwyn-Mayer, Inc. (MGM), a motion picture, television, home video, and theatrical production and distribution company, from 1999 to 2005. From 1996 to 1999, Mr. McGurk served in executive capacities with Universal Pictures, a division of Universal Studios Inc., most recently as President and COO. Mr. McGurk has also served as a past director of DivX, Inc. and DIC Entertainment. Mr. McGurk was selected by the Nominating & Governance Committee due to his leadership capability and business experience outside the real estate industry.

Matthew T. Medeiros, age 54, has been our director since 2005. Mr. Medeiros has served as President, Chief Executive Officer and Director of SonicWALL, a global Internet security company, since March 2003. From 1998 to December 2002, he served as Chief Executive Officer of Philips Components, a division of Royal Philips Electronics, a consumer electronics company. Mr. Medeiros served as Chairperson of the Board of LG.Philips LCD, a liquid crystal display joint venture, from 2001 to 2002. Mr. Medeiros was selected by the Nominating & Governance Committee due to his management abilities and leadership experience with public companies outside the real estate sector.

Constance B. Moore, age 55, has been our director since 2002. Ms. Moore has served as President and Chief Executive Officer of the Company since January 2005, and was President and Chief Operating Officer in 2004. Ms. Moore was Executive Vice President and Chief Operating Officer of BRE from July 2002 through December 2003. She held several executive positions with Security Capital Group & Affiliates, an international real estate operating and investment management company, from 1993 to 2002, including Co-Chairperson and Chief Operating Officer of Archstone Communities Trust, a Colorado-based multifamily real estate investment trust. Ms. Moore served as Chair for the National Association of Real Estate Investment Trusts (NAREIT) in 2009. Ms. Moore was selected by the Nominating & Governance Committee due to her leadership role at BRE, combined with her public-company and real estate management experience.

Jeanne R. Myerson, age 57, has been our director since 2002. Ms. Myerson has served as President and Chief Executive Officer of The Swig Company, a private real estate investment firm, since 1997. She served as President and Chief Executive Officer of The Bailard, Biehl & Kaiser REIT from 1993 to 1997. Ms. Myerson was selected by the Nominating & Governance Committee due to her real estate and REIT management experience.

Jeffrey T. Pero, age 64, has been our director since 2009. Mr. Pero is a former partner of Latham & Watkins (LW), an international law firm, and has been engaged in the practice of law since 1971. As partner, his focus was public and private debt and equity financings; mergers and acquisitions; corporate governance; and compliance with U.S. securities laws. He has lectured extensively on these topics in the United States and England. Mr. Pero also served as primary outside counsel to several publicly traded companies, including BRE. Mr. Pero currently serves on the Board of Directors of Redwood Trust, Inc. He served as the managing partner of the LW London office from 1990 to 1994. Mr. Pero was selected by the Nominating & Governance Committee due to his background serving as outside counsel to BRE and his experience with securities law, corporate governance and financing transactions.

Thomas E. Robinson, age 63, has been our director since 2007. Currently, Mr. Robinson is Senior Advisor to the real estate investment banking group at Stifel Nicolaus Weisel, a full-service national brokerage and investment banking firm, and its prior affiliate Legg Mason, where he was previously a managing director. Prior to that position he served as President and Chief Financial Officer of Storage USA, Inc., a self-storage real estate investment trust, from 1994 to 1997. Mr. Robinson currently serves on the Tanger Factory Outlet Centers, Inc. Board of Directors, is a former trustee/director of Centerpoint Properties Trust and Legg Mason Real Estate Investors, Inc., and a past member of the board of governors of the National Association of Real Estate Investment Trusts (NAREIT). Mr. Robinson was selected by the Nominating & Governance Committee due to his financial, accounting and real estate experience.

Dennis E. Singleton, age 66, has been our director since 2009. Mr. Singleton currently serves on the Board of Directors of Digital Realty Trust, Inc., as Vice Chairperson of the board of trustees of Lehigh University, and as a board member of the Glaucoma Research Foundation. Mr. Singleton was a founding partner of Spieker Properties, Inc., a Northern California-based commercial real estate investment trust (REIT), which was acquired by Equity Office Properties, Inc. in 2003. Mr. Singleton served as Chief Financial Officer and director of Spieker Properties, Inc. from 1993 to 1995, Chief Investment Officer and director from 1995 to 1997, and Vice Chairperson and director from 1998 to 2001. Mr. Singleton was selected by the Nominating & Governance Committee due to his REIT experience and diversified business management experience.

Thomas P. Sullivan, age 53, has been our director since 2009. He is a founding partner at Wilson Meany Sullivan (WMS), a San Francisco-based, privately owned real estate investment and development firm focused on urban infill locations in the Western United States. At WMS, his focus is company management, identification of investment opportunities, major transactions, and debt and equity financing. Mr. Sullivan played a major role in the development of large-scale, technologically innovative projects in San Francisco, most notably Foundry Square, the Ferry Building and 250 Embarcadero (headquarters of Gap, Inc.) Prior to WMS, Mr. Sullivan served as President of Wilson/Equity Office, a joint venture between Equity Office Properties Trust and William Wilson and Associates, and as Senior Vice President at William Wilson & Associates. Both companies were predecessors of WMS, which was formed by development partners of each entity in 2003. Mr. Sullivan was selected by the Nominating & Governance Committee due to his experience with real estate and development and his advisory roles in Bay Area organizations.

Vote Required

The ten nominees who receive the highest numbers of votes, in person or by proxy, shall be elected as directors at the Annual Meeting, if a quorum is present. The Board unanimously recommends that the shareholders vote FOR each of Messrs. Lyons, McGurk, Medeiros, Pero, Robinson, Singleton and Sullivan, and Mses. Downey, Moore and Myerson.

GOVERNANCE, BOARD AND COMMITTEE MEETINGS; COMPENSATION OF DIRECTORS

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. The Company has made the Code of Business Conduct and Ethics available on its website at www.breproperties.com and in print. To receive a printed copy, contact the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105.

Corporate Governance Guidelines

The Company has also adopted Corporate Governance Guidelines, which are available on its website at www.breproperties.com and in print. To receive a printed copy, contact the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105.

Attendance by our Directors at 2010 Board, Committee and Annual Meetings

During the year ended December 31, 2010, the Board held eight meetings. All directors attended 80% or more of the meetings of the Board and the committees on which they served during 2010. Eleven of twelve directors attended last year’s Annual Meeting of Shareholders.

Committees of our Board of Directors

The Board currently has five committees to direct and review BRE’s operations and strategic activities: Executive; Audit; Compensation; Nominating & Governance; and Real Estate. All of the present directors and the committees on which they currently serve are set forth in the following table.

Director	Independent	Executive Committee	Audit Committee	Compensation Committee	Nominating & Governance Committee	Real Estate Committee
Irving F. Lyons, III	X	C			M	M
Paula F. Downey	X		M	M
Christopher J. McGurk	X			M		M
Matthew T. Medeiros	X	M		C	M
Constance B. Moore		M
Jeanne R. Myerson	X	M		M		C
Jeffrey T. Pero	X	M	M		C
Thomas E. Robinson	X	M	C		M
Dennis E. Singleton	X		M			M
Thomas P. Sullivan	X		M			M

“C” signifies a chairperson and “M” signifies a member.

“X” signifies an independent director as defined by the New York Stock Exchange and as required by BRE’s Corporate Governance Guidelines. In addition, management has determined that each independent director has no material relationship with BRE based on a review of direct and indirect transactions and relationships that each of our directors had or maintained with us and our management and employees. No such transactions or relationships were noted during management’s review.

Leadership Structure and Board Role in Risk Oversight

The Company has maintained separate CEO and Chairperson positions since inception. The Company believes this is the best structure for the Company because an independent Chairperson of the Board provides for an appropriate balance between management and shareholder interests. The Chairperson provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities.

The Chairperson works with the Chief Executive Officer and other Board members to provide strong, independent oversight of the Company’s management and affairs. Among other things, the Chairperson serves as the principal liaison between management and the independent directors and chairs an executive session of the non-employee directors at each regularly scheduled Board meeting.

The Board is directly involved in oversight of the Company’s enterprise-wide risk management activities, which are designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board reviews our business strategy and management’s assessment of the related risk and discusses with management the appropriate level of risk for the Company. The full Board participates in an annual enterprise risk management assessment, which is led by management. In this process, risk is assessed throughout the business, focusing on the following key risk areas: strategic, financial, tactical, and operational.

While the full Board participates in annual strategic planning activities and the Company’s ongoing enterprise risk management process, each Board committee has specific duties related to oversight of selected risk management activities. The Audit Committee focuses on financial risk, providing oversight relating to the reliability and integrity of the accounting policies, financial reporting, internal audit functions, internal accounting controls and financial disclosure practices of the Company. The Audit Committee also provides oversight of management’s processes for examining and disclosing risk. In addition to approving compensation for executives, the Compensation Committee provides oversight related to any pay risk associated with the Company’s compensation programs and strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy. The Nominating & Governance Committee provides oversight for the Company’s overall governance structure, including director nominees and management succession plans. The Real Estate Committee provides risk oversight surrounding significant proposed investment activities.

Executive Committee

The Executive Committee is comprised of the Chief Executive Officer, Chairperson of the Board and the Chairperson of each Board Committee. The Executive Committee serves primarily as the pricing committee for the Company’s external capital raising activities. The Executive Committee has all powers of the Board in the management and affairs of BRE, subject to limitations prescribed by the Board, the Articles of Incorporation and Bylaws of BRE, and by Maryland law. The Executive Committee held two formal meetings during 2010.

Audit Committee

BRE has an Audit Committee composed exclusively of independent directors as defined by the New York Stock Exchange and as required by BRE’s Corporate Governance Guidelines. Mr. Thomas E. Robinson qualifies as an “audit committee financial expert” within the definition adopted by the SEC. Information regarding the membership of, and functions performed by, the Audit Committee is set forth in the section entitled “Report of the Audit Committee,” included in this Proxy Statement. The Audit Committee is governed by a written charter approved by the Board, which is available on our website at www.breproperties.com and in print. To receive a printed copy, contact the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105. The Audit Committee met formally five times in 2010.

Compensation Committee

The Compensation Committee conducts Chief Executive Officer performance evaluations, establishes compensation for the Chief Executive Officer, reviews and approves the recommendations made by the Chief Executive Officer with respect to the compensation of other executive officers, administers our stock compensation plans and reviews all benefit programs. The Compensation Committee is composed exclusively of independent directors as defined by the New York Stock Exchange and as required by BRE’s Corporate Governance Guidelines. A committee charter has been adopted by the Board, which is available on our website at www.breproperties.com and in print. To receive a printed copy, contact the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105. The Compensation Committee met formally four times during 2010.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2010 included Messrs. Medeiros, as chairperson, McGurk, and Robinson and Mses. Downey and Myerson. No member of this committee was at any time during 2010 or at any other time an officer or employee of the company, and no member had any relationship with the company requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC.

None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or Compensation Committee during 2010.

Nominating & Governance Committee

The Nominating & Governance Committee nominates directors, oversees the Company’s governance structure and reviews the management succession plan. The Nominating & Governance Committee is composed exclusively of independent directors as defined by the New York Stock Exchange and as required by BRE’s Corporate Governance Guidelines. A committee charter has been adopted by the Board, which is available on our website at www.breproperties.com and in print. To receive a printed copy, contact the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105. The Nominating & Governance Committee met formally five times during 2010.

Real Estate Committee

The Real Estate Committee assesses management’s recommendations regarding property investments. It analyzes and recommends to the Board whether to proceed with proposed development opportunities, acquisitions and dispositions above specified thresholds. The Real Estate Committee met formally six times during 2010.

Executive Sessions of Non-Management Directors

Pursuant to our Corporate Governance Guidelines, our non-management directors hold executive sessions without management directors or management present at least four times per year. During 2010, our non-management directors held four such executive sessions. Mr. Lyons was the presiding director at all such sessions. Our Corporate Governance Guidelines also require that if the non-management directors include directors who are not independent directors, the independent directors also shall meet at least once a year in executive session. As stated above, all of our non-management directors were independent directors for the year 2010.

Director Nomination and Evaluation Process, Independence of Our Directors

The Nominating & Governance Committee will consider nominees recommended by shareholders. Shareholders who wish to submit nominees for consideration by the Nominating & Governance Committee should submit a detailed resume of the candidate and an explanation of the reasons why the shareholder believes the candidate is qualified for service on the BRE Board. The shareholder must also provide such other information about the candidate that would be required by Securities and Exchange Commission rules to be included in a proxy statement. In addition, the shareholder must include the consent of the candidate and describe any arrangements or undertakings between the shareholder and the candidate regarding the nomination. The shareholder must submit proof of BRE share holdings. All communications should be directed to the Chairperson of the Nominating & Governance Committee, care of the Corporate Secretary, BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105. Recommendations received after the dates specified under “Shareholder Proposals” in this Proxy Statement will likely not be considered timely for consideration at next year’s Annual Meeting.

The Nominating & Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating & Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Nominating & Governance Committee generally uses a third-party search firm to identify Board candidates and polls the Board members and members of management for their recommendations. The Nominating & Governance Committee may also review the composition and qualification of the boards of BRE’s competitors and may seek input from industry experts or analysts. A sufficient number of independent director candidates must meet the independence requirements of the New York Stock Exchange and those set forth in BRE’s Corporate Governance Guidelines, such that a majority of the directors meet the independence requirements.

In determining whether a prospective director nominee who is not currently a member of the Board is qualified to serve on the Board, the Committee also considers, but is not limited to, the following criteria:

(i)	general understanding of BRE’s business;

(ii)	fundamental character qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility;

(iii)	general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

(iv)	experience as a board member of another publicly held company;

(v)	ability to make independent and analytical inquiries;

(vi)	educational and professional background;

(vii)	specific experience to fill needs or requests identified by the Board; and

(viii)	whether the candidate is willing and able to devote sufficient time to Board and committee responsibilities and is willing to commit to purchase sufficient stock to meet the stock ownership guidelines.

The Nominating & Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates who are not currently on the Board are interviewed by independent directors and the Chief Executive Officer. In making determinations, while the Company does not have a formal policy relating to Board diversity, the Nominating & Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of BRE and represent shareholder interests through the exercise of sound judgment and a collaborative process that facilitates communication among Board members. The Nominating & Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Nominating & Governance Committee seeks to nominate candidates such that the Board as a whole has an appropriate balance of public company, financial, real estate and non-real estate experience. After review and deliberation of all feedback and data, the Nominating & Governance Committee makes its recommendations to the Board. Recommendations received from shareholders will be processed and are subject to the same criteria as are candidates nominated by the Nominating & Governance Committee.

Compensation of Our Directors

In 2007, the Compensation Committee engaged Towers Watson (formerly Towers Perrin), an independent compensation consultant, to review compensation levels for directors on other boards at similarly situated companies and analyze BRE’s director level compensation. Since July 2007, based on the results of this analysis, total annual base compensation for directors has been $130,000, and additional annual compensation for Committee chairpersons has been $15,000. The Chairperson of the Board or lead director is eligible to be paid up to an additional $50,000. Payments consist of 30% cash and 70% equity. There were no changes to director compensation for 2010. The equity component of director compensation is governed by the Fifth Amended and Restated Non-Employee Director Stock Option and Restricted Stock Plan, as amended and restated as of August 7, 2007 (the “Non-Employee Director Plan”). Under the Non-Employee Director Plan, all future equity compensation is to be paid in the form of restricted share grants and no new options or stock appreciation rights (or SARs) are to be issued.

Equity awards for continuing directors become fully vested one year after the grant date of the award, subject to continuing service as a director or chairperson. Partial awards for directors appointed mid-year vest at the end of the month following the next Annual Meeting. If a director voluntarily terminates his or her services as a director, or retires after serving his or her maximum term, prior to the one-year anniversary of the grant date, the Board reserves the right to fully vest unvested shares, or to vest such shares on a prorated basis based on the number of months served. Upon a change in control as defined in the Non-Employee Director Plan, all unvested restricted shares will vest in full. In the event of termination by the majority vote of the other members of the Board or failure to be re-elected, unvested awards will not vest, subject to the Board’s right to cause such shares to vest.

The service year for our directors runs from June through May, such that stock awards are generally granted on or about May 31 for the upcoming service year, and cash payments are generally made annually in November based on positions held at the time of payment. In addition to current year compensation, Messrs. Pero and Sullivan were paid for six months of the previous year at 50% of the normal cash compensation for a member. The following table sets forth the components of compensation for the 2010-2011 service year for the various director levels.

Type of Member	Cash Compensation ($)	Restricted Share Grant ($)
Chairperson of the Board	54,000	126,000
Committee Chairperson	43,500	101,500
Member	39,000	91,000

BRE has a non-qualified deferred compensation plan whereby directors may defer up to 100% of their cash compensation and restricted shares each year. BRE does not match any of these director contributions. There were no earnings on non-qualified deferred compensation that were above-market or preferential.

The following table sets forth the 2010 compensation for each independent director. Fees earned or paid in cash reflect cash payments paid during calendar year 2010. Stock Awards reflect the grant date fair value of such awards made in 2010, as footnoted below.

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Option/SAR Awards ($) (2)	Total ($)
Irving F. Lyons, III	54,000	126,000	—	180,000
Paula F. Downey	39,000	91,000	—	130,000
Christopher J. McGurk	39,000	91,000	—	130,000
Matthew T. Medeiros	43,500	101,500	—	145,000
Jeanne R. Myerson	43,500	101,500	—	145,000
Jeffrey T. Pero	63,000	146,991	—	209,991
Thomas E.Robinson	43,500	101,500	—	145,000
Dennis E. Singleton	39,000	91,000	—	130,000
Thomas P. Sullivan	58,500	136,491	—	194,991

(1)	The stock awards column represents the grant date fair value of shares awarded to directors during 2010, as computed under the provisions of FASB ACS Topic 718. This amount relates to restricted share grants awarded to all directors on May 31, 2010, in addition to pro rated service awards for the prior service year for Messrs. Pero and Sullivan. These partial grants were awarded on January 27, 2010 and vested on May 28, 2010. The aggregate number of unvested shares outstanding pursuant to stock awards at December 31, 2010 for each director were as follows: Mr. Lyons, 3,185; Ms. Downey, 2,300; Mr. McGurk, 2,300; Mr. Medeiros, 2,566; Ms. Myerson, 2,566; Mr. Pero, 2,566; Mr. Robinson, 2,566; Mr. Singleton, 2,300; and Mr. Sullivan, 2,300. For further information on the assumptions used in the fair value computation under the provisions of ACS Topic 718, please see the footnotes to our Annual Report on Form 10-K for the year ended December 31, 2010. Fractional shares are paid in cash.
(2)	No options or SARs have been awarded to directors since 2007. The aggregate number of shares purchaseable pursuant to option or SAR awards outstanding at December 31, 2010 for each director were as follows: Mr. Lyons, 11,332; Mr. McGurk, 11,332; Mr. Medeiros, 20,428; Ms. Myerson, 68,631; and Ms. Downey and Messrs. Pero, Robinson, Singleton and Sullivan, none.

Director Terms

Board members are elected for a one-year term. Additionally, the Nominating & Governance Committee has established, with Board approval, a policy that each director may serve for a maximum of 12 years. Service is based on the total years of active service on the BRE Board, and does not include service on prior boards of companies acquired by BRE, or leaves of absence from BRE Board duty. The Board may, at its discretion, make exceptions to this requirement of no more than one year in duration if necessary to accomplish a smooth transition of new independent directors onto the Board. Although the Board recommended the annual election of directors, it continues to place a high value on the continuity of Board service given the long term nature of real estate investment and development. In 2007, the Company’s Bylaws were amended to eliminate any mandatory retirement age for directors.

Share Ownership Guidelines for Our Directors and Executive Officers

The Board adopted a share ownership guideline in 1995, which is included in BRE’s Corporate Governance Guidelines. Currently, the guideline states that each new director will own within three years of joining the Board a number of shares of BRE common stock equal to $150,000 divided by the price per share of BRE common stock on the date he or she joined the Board. The applicable forms of ownership included in the ownership balance requirement include both shares owned outright and non-vested restricted shares. Additionally, the guidelines provide that directors cannot sell shares of BRE common stock unless they maintain a minimum ownership balance of five times their current annual BRE compensation. As of December 31, 2010, all directors that have been with BRE for three years were in compliance with the share ownership guideline.

In 2006, the Board also adopted a share ownership guideline for executive officers. The guideline states that executive officers cannot sell shares of BRE common stock unless they maintain a minimum ownership balance of, with respect to the Chief Executive Officer, Ms. Moore, five times her current base salary, and with respect to the other named executive officers, three times current base salary. The applicable forms of ownership included in the ownership balance requirement include both shares owned outright and non-vested restricted shares. Additionally, executive officers have five years from appointment to achieve the ownership guideline. For stock sales or option exercises that meet the retention guidelines, the executive officer is required to notify the Chairperson of the Board and CEO prior to completing the transaction, and legal counsel is to approve the transaction to verify compliance with Section 16 requirements. Any stock sale requests made prior to meeting the retention guidelines are to be pre-approved by the Executive Committee of the Board of Directors based on personal hardship or other special circumstances. As of December 31, 2010, all executive officers that have been executive officers of BRE for five years were in compliance with the guideline.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 28, 2011, information regarding the shares of Common Stock beneficially owned by each person who is known by BRE to own beneficially more than 5% of our Common Stock, by each director, by each named executive officer (as hereinafter defined) and by all directors and executive officers as a group. The amounts shown are based on information provided by the individuals named and designated as a director (D) or executive officer (O).

Name and Address (1)	Number of Common Shares (2)		Shares Upon Exercise of Options (3)	Total Shares Beneficially Owned (2)	Percentage Beneficially Owned (2)(4)
The Vanguard Group, Inc. (5)	6,426,196		—	6,426,196	9.9%
Deutsche Bank AG (6)	5,242,372		—	5,242,372	8.1%
BlackRock, Inc. (7)	5,103,884		—	5,103,884	7.9%
ING Clarion Real Estate Securities, LLC (8)	4,663,681		—	4,663,681	7.2%
Cohen & Steers, Inc. (9)	4,657,060		—	4,657,060	7.2%
Constance B. Moore (D,O)	364,790	(10)	158,963	523,753
Jeanne R. Myerson (D)	15,950	(11)	68,631	84,581
Steve Dominiak (O)	70,219	(12)	4,642	74,861
Kerry Fanwick (O)	52,406	(13)	3,457	55,863
John A. Schissel (O)	32,263	(14)	3,342	35,605
Matthew T. Medeiros (D)	11,392	(15)	20,428	31,820
Irving F. Lyons, III (D)	13,642	(16)	11,332	24,974
Christopher J. McGurk (D)	9,623	(17)	11,332	20,955
Deborah J. Jones (O)	18,570	(18)	—	18,570
Thomas P. Sullivan (D)	12,293	(19)	—	12,293
Thomas E. Robinson (D)	12,292	(20)	—	12,292
Dennis E. Singleton (D)	9,281	(21)	—	9,281
Paula F. Downey (D)	8,233	(22)	—	8,233
Scott A. Reinert (O)	7,933	(23)	—	7,933
Jeffrey T. Pero (D)	3,942	(24)	—	3,942
All directors and executive officers as a group (15 persons)	642,829		282,127	924,956	1.4%

(1)	Unless otherwise indicated, the address for each of the persons listed is c/o BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105.
(2)	The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities and are based on 64,805,454 shares outstanding as of February 28, 2011. Except as otherwise indicated, each individual has sole voting and sole investment power with regard to the shares owned.

(3)	Reflects common shares that may be purchased upon the exercise of stock options that were exercisable as of February 28, 2011 or that will become exercisable on or before April 30, 2011.
(4)	Except where otherwise indicated, does not exceed 1%.
(5)	Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 10, 2011. The entity has a business address of 100 Vanguard Blvd., Malvern, PA 19355. The entity has sole dispositive power for 6,383,472 shares and sole voting and shared dispositive power for 42,724 shares.
(6)	Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 11, 2011. The entity has a business address of Taunusanlage 12 D-60325, Frankfurt, Germany AM MAIN GE I8. The entity has sole dispositive power for 5,242,372 shares and sole voting power for 3,536,114 shares. Investment advisor RREEF America, L.L.C. is the beneficial holder of 5,184,849 of the 5,242,372 shares.
(7)

Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 11, 2011. The entity has a business address of 55 East 52nd Street, New York, NY 10055. The entity has sole voting and dispositive power for 5,103,884 shares.

(8)	Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 15, 2011. The entity has a business address of 201 King of Prussia Road, Suite 600, Radnor, PA 19087. The entity has sole voting power for 1,602,391 shares.
(9)

Based solely on information contained in a Schedule 13-G filing made with the Securities and Exchange Commission on February 10, 2011. The entity has a business address of 280 Park Avenue, 10th floor, New York, New York 10017. Included in the securities listed above as beneficially owned by Cohen & Steers, Inc. are 4,165,229 shares beneficially owned by Cohen & Steers Capital Management, Inc., as to which the entity has sole voting power, and 35,717 shares beneficially owned by Cohen & Steers Europe S.A., as to which the entity has sole voting power.

(10)	Ms. Moore—includes 225,081 shares she owns directly, 136,875 restricted shares and 2,834 shares indirectly owned in Ms. Moore’s 401K plan.
(11)	Ms. Myerson—includes 13,384 shares she owns directly and 2,566 restricted shares.
(12)	Mr. Dominiak—includes 12,059 shares he owns directly and 58,160 restricted shares.
(13)	Mr. Fanwick—includes 10,588 shares he owns directly and 41,818 restricted shares.
(14)	Mr. Schissel – includes 915 shares he owns directly and 31,348 restricted shares.
(15)	Mr. Medeiros—includes 8,826 shares he owns directly and 2,566 restricted shares.
(16)	Mr. Lyons— includes 10,457 shares he owns directly and 3,185 restricted shares.
(17)	Mr. McGurk—includes 7,323 shares he owns directly and 2,300 restricted shares.
(18)	Ms. Jones—includes 2,516 shares she owns directly and 16,054 restricted shares.
(19)	Mr. Sullivan—includes 9,993 shares he owns directly and 2,300 restricted shares.
(20)	Mr. Robinson— includes 9,726 shares he owns directly and 2,566 restricted shares.
(21)	Mr. Singleton—includes 6,981 shares he owns directly and 2,300 restricted shares.
(22)	Ms. Downey—includes 5,933 shares she owns directly and 2,300 restricted shares.
(23)	Mr. Reinert joined the company as Executive Vice President, Operations, effective January 24, 2011. Amount includes 7,933 restricted shares awarded upon commencement of employment.
(24)	Mr. Pero—includes 1,376 shares he owns directly and 2,566 restricted shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we will describe the material components of our executive compensation program for the following “Named Executive Officers” or “NEOs,” whose compensation is set forth in the 2010 Summary Compensation Table and other compensation tables contained in this proxy statement:

•	Constance B. Moore, President, Chief Executive Officer and Director;

•	John A. Schissel, Executive Vice President, Chief Financial Officer;

•	Stephen C. Dominiak, Executive Vice President, Chief Investment Officer;

•	Kerry Fanwick, Executive Vice President, General Counsel & Secretary;

•	Deborah J. Jones, Executive Vice President, Associate Relations and Development (upon her promotion effective October 28, 2010); and

•	Edward F. Lange, Jr., Executive Vice President, Chief Operating Officer (through his resignation effective July 31, 2010.)

We will also provide an overview of our executive compensation philosophy and our executive compensation program, including how the Compensation Committee of our Board of Directors arrives at specific compensation policies and decisions involving our NEOs.

Opportunity for Shareholder Feedback

The Compensation Committee carefully considers feedback from our shareholders regarding our executive compensation program. The advisory vote on our overall executive compensation policies and procedures that we have instituted beginning with this annual meeting will provide shareholders with an opportunity to communicate their views on our executive compensation program.

You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the overall executive compensation policies and procedures that are employed by the Compensation Committee in setting the compensation of our named executive officers (See “Item No. 3—Advisory (Non-Binding) Vote on Executive Compensation.”) This Compensation Discussion and Analysis contains information that is relevant to your voting decision.

Executive Summary

We are a self-administered equity real estate investment trust, or REIT, focused on the development, acquisition and management of multifamily apartment communities primarily located in the major metropolitan markets within the state of California and in the Seattle area of Washington. We also own and/ or operate communities in Phoenix, Arizona and Denver, Colorado. At December 31, 2010, our multifamily portfolio had real estate assets with a net book value of approximately $3.1 billion, which included: 75 wholly or majority owned stabilized multifamily communities, aggregating 21,318 units in California, Washington and Arizona; thirteen stabilized multifamily communities owned through joint ventures comprised of 4,080 apartment units; and six apartment communities in various stages of construction and development. We earn revenue and generate operating cash flow primarily by collecting monthly rent from our apartment residents. We have been a publicly traded company since our founding in 1970 and have paid 161 consecutive quarterly dividends to our shareholders since inception. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010.

2010 Business Highlights

After the severe economic recession of 2008 and 2009, we approached 2010 with caution and are very pleased with the progress we made on many fronts. As a result of the steps we took in 2009, BRE had both the financial and operational flexibility to take advantage of opportunities as they materialized; when they did, we acted on them. In 2010, we acquired more than $300 million of real estate; raised more than $600 million in new capital, further enhancing our balance sheet strength and flexibility; and sold $167 million of non-core assets, resulting in gains on sale of $40 million. Our operating results for the year exceeded our initial expectations, as we benefited from improving confidence among renters which resulted in lower levels of resident turnover, strong occupancy levels and the ability to raise effective rents sooner than anticipated.

As the economic environment improves, we believe our communities are well-positioned to take advantage of the favorable demographic factors that are expected to produce strong levels of revenue growth for apartment owners in the coming years.

2010 Compensation Highlights

In early 2010, the Compensation Committee considered the continued uncertainty in the business environment, combined with our business accomplishments, and took the following compensation actions for 2010:

•	Maintained base salaries for 2010 at 2009 levels.

•	Made annual cash incentive award payments with respect to 2009 performance consistent with our 2009 business results.

•	Maintained annual cash incentive award targets for 2010 at 2009 levels.

•

Based on the recommendations of a third party compensation consultant, individual roles and responsibilities, and contributions to the organization in 2009, the Committee granted restricted stock awards to the Named Executive Officers that vest over four years. Of these awards, 50% are service-based, vesting ratably over the four-year period, and 50% are tied to performance goals based on shareholder returns and economic value added. Additional shares are reserved that will be granted as fully vested shares if performance goals are exceeded. We refer to the equity awards containing these components as Performance/Service Share Awards.

•

The Committee, based on a review and recommendation by our third party compensation consultant, added stock options that vest ratably over four years to the mix of long term incentives for Named Executive Officers.

•	The Committee awarded Mr. Schissel a one-time grant of restricted shares in connection with commencement of his employment.

Compensation Policies and Objectives

We are committed to a compensation philosophy that is performance based. The Compensation Committee believes that compensation paid to executives should be closely aligned with Company performance on both a short term and long term basis, linked to specific, measurable results intended to create value for shareholders, and that such compensation should assist us in attracting and retaining key executives critical to our long term success. In establishing the executive compensation program, the Compensation Committee has the following primary objectives:

•	Attract, reward and retain highly qualified executives with managerial talent;

•	Ensure executive compensation is aligned with our corporate strategies, our business objectives and the long term interests of our shareholders;

•	Reward long term career contributions to BRE;

•

Emphasize the variable portion of total compensation (cash and equity) and increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas;

•	Provide competitive compensation opportunities consistent with performance; and

•	Provide a compensation program that does not create incentives for excessive risk taking.

Our compensation program is designed to reward executive officers on the basis of increasing shareholder returns and attaining corporate financial objectives, individual financial objectives, and qualitative performance objectives. Executive compensation is comprised of both cash and non-cash compensation, with a significant portion (up to, and sometimes greater than half) being paid in non-cash compensation to better align the interests of executives with those of our shareholders. Historically, at least half of this equity compensation has been performance based to reward success in attaining corporate, business unit and individual performance objectives. The other components are: (i) service-based awards (included in the Performance/Service Share Awards) which vest ratably over specified periods; (ii) one-time and retention awards granted upon commencement of employment or as deemed appropriate following peer compensation analyses, which vest ratably and/or upon performance achievement over specified periods; and (iii) stock options, all of which vest ratably over specified periods. The compensation program is designed to provide an appropriate balance of financial and non-financial, individual and Company-wide, short-, medium- and long-term performance targets. Our executive share ownership guidelines further align the interests of named executive officers with those of shareholders.

We believe long term service by executive officers benefits the Company and our shareholders, and we promote long term service by allocating a significant portion of our executive compensation to long term compensation in the form of share awards, such as the Performance/Service Share Awards and one-time/retention share awards, with multi-year, time and/or performance based vesting, and stock options that typically vest ratably over several years. We generally use four or five year vesting periods to reward long term career contributions to BRE; however, we understand that an appropriate balance of current and long term compensation must be paid in order to retain highly qualified executives. We believe the current combination of cash and equity compensation, and the allocation between current and long term compensation, meets the objectives of our compensation philosophy.

Determination of Compensation Awards, Compensation Benchmarking and Peer Group

Each year, the Compensation Committee reviews executive compensation, measuring our performance during the year against previously defined objectives. The internal review is performed as soon as practicable after year end. As Chief Executive Officer, Ms. Moore is charged with making recommendations regarding the compensation of the other executive officers. Ms. Moore makes her recommendations in reliance upon a number of factors, including but not limited to, data provided by a third party compensation consultant (see below for further discussion related to Towers Watson, our compensation consultant for 2010), executive performance, executive roles and responsibilities, contributions and relevant experience. Ms. Moore provides the Compensation Committee with her rationale for recommended compensation levels, including an explanation of any factors that might have caused her recommendations to fall above or below the compensation ranges presented by the compensation consultant. Meetings between each executive officer and the CEO take place at the beginning of each year, after the CEO meets with the Compensation Committee. At these meetings, the executive officer and CEO review the executive’s performance from the prior year and set objectives for the current year. With respect to the CEO, at the beginning of each year she participates in a meeting with the Chairperson of the Board and the Chairperson of the Compensation Committee to review her performance for the prior year and set objectives for the current year. Any equity awards are granted on the date that the Compensation Committee and the Board complete their reviews of executive results relative to established targets, and approve the final award amount.

In 2008, Towers Watson, a third party compensation consultant, was engaged by the Compensation Committee to analyze competitive pay levels for BRE’s top executives. Towers Watson reviewed all elements of compensation for the five most senior positions at BRE relative to current compensation practices and average compensation levels at the ten largest multifamily REITs other than BRE at the time of the study. These companies were:

AIMCO	Essex Property Trust, Inc.
Avalon Bay Communities, Inc.	Home Properties
Camden Property Trust	Mid-America Apartment Communities, Inc.
Colonial Properties Trust	Post Properties, Inc.
Equity Residential Properties Trust	United Dominion Realty Trust, Inc.

The analysis also included comparisons to compensation programs of the following other REITs, which had similar market capitalization to BRE at the time of the analysis:

Alexandria Real Estate Equities, Inc.	First Industrial Realty Trust, Inc.	Mack-Cali Realty Corporation
BioMed Realty Trust, Inc.	Health Care REIT, Inc.	Nationwide Health Properties, Inc.
Brandywine Realty Trust	Highwoods Properties, Inc.	Pennsylvania Real Estate Investment Trust
Camden Property Trust	Hospitality Properties Trust
Colonial Properties Trust	HRPT Properties Trust	Realty Income Corporation
Corporate Office Properties Trust	Kilroy Realty Corporation	Strategic Hotels & Resorts, Inc.
Digital Realty Trust, Inc.	Lexington Realty Trust	Taubman Centers, Inc.
Federal Realty Investment Trust	Liberty Property Trust	Ventas, Inc.
FelCor Lodging Trust Incorporated	Maguire Properties, Inc.	Weingarten Realty Investors

The benchmarking study included analysis of the overall compensation programs offered by members of these peer groups, including salary levels, annual bonuses paid, option and restricted share grants, types of performance criteria linked to restricted share grants, total compensation levels and other publicly available data. The study also included consideration for length of service by other REIT executives. The Compensation Committee employs a philosophy of not establishing a specific target or range for BRE’s compensation package relative to our defined multifamily peer group or the identified non-multifamily companies. Rather, the Compensation Committee uses the information to ensure that BRE remains generally competitive in retaining key executives. Based on the results of the 2008 Towers Watson analysis, and the decrease in value expected to be delivered upon vesting of earlier grants, the Compensation Committee determined to grant one-time retention awards of restricted stock to Ms. Moore and Mr. Lange, and to award an annual Performance/Service Share Award to each of the four named executive officers in January 2009.

In 2009, Towers Watson was again engaged by the Compensation Committee to conduct a competitive assessment of compensation levels and long-term incentive design for BRE’s top executives. Towers Watson reviewed all elements of compensation for the named executive officers relative to our existing compensation practices and average compensation levels at both peer groups defined and listed above. The Compensation Committee continued its philosophy of not establishing a specific target or range for BRE’s compensation package relative to our defined peer groups. Rather, the Compensation Committee used the information to ensure that BRE remains generally competitive in retaining key executives. Based on the results of the Towers Watson analysis, the Compensation Committee determined to grant annual Performance/Service Share Awards to each of the five named executive officers in January 2010. Additionally, the Compensation Committee determined to renew the use of stock options as part of long term compensation for named executive officers. The share and option awards are described more fully below.

In 2010, Towers Watson was again engaged by the Compensation Committee to update its analysis of compensation levels for BRE’s named executive officers. The multifamily peer group used in the Towers Watson analysis was dropped to ten companies including BRE, and no longer included Colonial Properties Trust, and for the other peer group Choice Hotels International, Inc., DiamondRock Hospitality Co., EastGroup Properties, Inc. and Post Properties Inc. replaced Digital Realty Trust, Inc., HealthCare REIT, Inc., Liberty Property Trust and Ventas, Inc. Based on the results of the updated Towers Watson analysis, the Compensation Committee determined to grant annual Performance/Service Share Awards and stock options to each of the named executive officers in January 2011. The awards are described more fully below.

Elements of Compensation

The key elements of our executive compensation program consist of fixed (base salary) and variable (incentive) compensation elements, including both annual and long term incentives. Currently, our annual incentive compensation is paid in the form of a cash bonus and our long term incentive compensation consists of annual Performance/Service Share Awards, one-time or retention awards in the form of restricted stock, and annual stock option awards.

Base Salary

Base salary levels of our key executives are largely determined through an evaluation of the responsibilities of the position held, the experience of the particular individual, a comparison with compensation levels for comparable positions at the ten other largest publicly traded multifamily REITs and other REITs, and the Compensation Committee’s desire to align compensation with the Company’s business objectives and to achieve a balance between fixed and incentive based cash compensation. Base salary levels were re-evaluated and determined in 2007 and 2008, with the assistance of our compensation consultants. While there are no formulaic increases to base salary required by the current overall compensation program, the Compensation Committee will review base salaries each year to determine whether the salaries remain appropriate as well as competitive with the peer group and may make adjustments to salaries at its discretion.

Ms. Moore has had a base salary of $475,000 since 2007. For 2011, following a review by Towers Watson of peer compensation programs and the Compentaion Committee’s evaluation of Ms. Moore’s performance in 2010, the Compensation Committee determined to increase her base salary by $50,000 to $525,000.

Mr. Schissel was hired as Executive Vice President, Chief Financial Officer effective October 2009, with a starting base salary of $290,000. For 2011, following a review by Towers Watson and Mr. Schissel’s contributions to BRE’s results in 2010, the Compensation Committee determined to increase Mr. Schissel’s salary by $60,000 to $350,000.

Mr. Dominiak was hired as Executive Vice President, Chief Investment Officer in September 2008 with a starting base salary of $362,500. There have been no adjustments to his base salary since 2008.

Mr. Fanwick was promoted to Executive Vice President in July 2008 with a base salary of $250,000. The 2008 Towers Watson data showed that Mr. Fanwick’s salary was below the median EVP, General Counsel salary for the peer groups. The Compensation Committee determined to increase Mr. Fanwick’s salary by $50,000 to $300,000 for 2009. There have been no adjustments to his base salary since 2009.

Ms. Jones was promoted from Senior Vice President to Executive Vice President, Associate Relations and Development effective October 2010, with a base salary in place of $220,000. For 2011, based on the increased responsibilities associated with her promotion, the Compensation Committee determined to increase Ms. Jones’ salary by $30,000 to $250,000.

Mr. Lange had a base salary of $375,000 following the re-evaluation of base salary levels in 2007. For 2008, the Towers Watson data showed that Mr. Lange’s salary was below the median Chief Operating Officer salary for the peer group and the other identified REITs. The Compensation Committee determined to increase Mr. Lange’s salary by $25,000 to $400,000 for 2008. For 2009, based upon updated Towers Watson data and the expanded roles and responsibilities of Mr. Lange, the Compensation Committee determined to increase Mr. Lange’s salary by $16,000 to $416,000. This adjustment was made effective October 23, 2008. There were no further adjustments to his base salary prior to his resignation in July 2010.

Annual Cash Incentive

The annual cash incentive was designed to provide a short term (one year) incentive to executive officers with the potential target award based on a percentage of an executive’s base salary. Actual awards can range from zero to 240% of base salary. Target thresholds were determined for each executive as part of the overall compensation program. For 2008, the Towers Watson data showed that total cash compensation for Ms. Moore and Mr. Lange was below the median for the peer group and the other identified REITs. The Compensation Committee determined to increase the target awards to 120% of base salary for Ms. Moore and 110% of base salary for Mr. Lange, with maximums of 200% of base salary. Messrs. Dominiak, Fanwick and Schissel joined BRE with target annual cash incentive awards of 100%, 75%, and 80%, respectively. For 2009, the Compensation Committee determined to increase the target award to 80% of base salary for Mr. Fanwick, and to increase the maximum awards for Ms. Moore and Mr. Lange to 240% and 220%, respectively. Pursuant to his employment agreement, the annual cash incentive paid to Mr. Schissel for 2009 represented 50% of target. In her role as Senior Vice President, Associate Relations and Development, Ms. Jones was eligible for a target annual cash incentive award of 50% of her base salary. This target did not change upon her promotion to Executive Vice President in October 2010. There were no changes to target annual cash incentive awards for 2010. Pursuant to his employment agreement, Mr. Lange received a cash severance payment upon his resignation in July 2010 and was ineligible for an annual bonus in January 2011.

The incentive awards paid in January 2011 were based on the achievement of Company performance against established goals and a determination of an executive’s performance compared to specific personalized objectives agreed upon by the executive and the Compensation Committee at the start of the year. Target, minimum and maximum thresholds were set for each goal at the beginning of the year, and the portion of that component of the bonus earned was based on performance relative to those pre-determined thresholds. The specific objectives and metrics agreed to by the Compensation Committee and executives may vary from year to year, dependent upon Company plans, goals and the current phase within the overall strategic plan for any given year. With respect to the performance goals, named executive officers were to receive no payment for a component of the annual cash incentive unless the minimum performance level was achieved.

As more fully described below, there are multiple business unit and personal objectives for each executive within those categories, such that an executive officer may earn payout for one business or personal objective but not for another. The 2010 objectives and weightings for each executive varied depending upon his or her area of responsibility, with the following weighting by individual:

	CEO	EVP, CFO	EVP, CIO	EVP, General Counsel	EVP, Associate Relations & Development
Core FFO (1)	25%	25%	15%	15%	15%
Total Shareholder Return (2)	5%	5%	5%	5%	5%
Business Unit / Personal Objectives (3)	70%	70%	80%	80%	80%

Total Target	100%	100%	100%	100%	100%

(1)

Core FFO is measured relative to budget and represents Funds from Operations excluding non-routine income and expense items and the impact of any accounting rule changes adopted subsequent to establishment of targets. Funds from Operations is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

The target level of Core FFO changes from year to year and is dependent on a number of factors, including expectations surrounding the mix of internal and external earnings growth or shrinkage, general economic conditions, real estate fundamentals and other specific circumstances facing BRE in the coming year. For 2010, based on these expectations, the Compensation Committee established the target level for Core FFO per share at $2.09, based on a 19% reduction below 2009 per share levels. Minimum and maximum Core FFO objectives were set below and above the target level—representing approximately 23% and 15% reductions in Core FFO per share, respectively. Payout for this objective was at 86% of target for 2010.

(2)

Total Shareholder Return represents BRE stock price appreciation plus dividends paid to shareholders, and is measured relative to the MSCI US REIT Index (RMS) for the purpose of this metric. The targeted level of Total Shareholder Return is set at the 100th percentile relative to the RMS, in alignment with BRE’s strategic plan and expectations regarding Company performance. Minimum and maximum objectives were set approximately 25 percentage points below and 20 percentage points above the target level, respectively. Payout for this objective was at 200% of target for 2010.

(3)	Business unit and personal performance objectives are different for each of our executive officers, based on each executive officer’s varying job responsibilities. Many of the metrics reviewed are standard business objectives that are in place year over year, while certain of the metrics are non-routine items specific to the Company’s business plan for that year and may be specific to a particular executive. The CEO and/or Compensation Committee may place emphasis or weighting in one year on an area that the Company expects to be focusing upon in that upcoming year. Additionally, named executive officers may have similar or identical objectives that could be weighted differently in the composition of each of their overall awards. Such metrics are determined by the CEO and the Compensation Committee in January of each year.

With respect to Ms. Moore, 30% of her annual cash incentive was based on Core FFO and Total Shareholder Return, as described above. The remaining 70% component of her bonus was determined by reviewing a mix of both quantitative and qualitative business and personal objectives. Quantitative metrics included revenue per employee at or above $472,000 (we achieved $526,600 for 2010) and maintaining EBITDA margins at or above 61.7% (we achieved 62% for 2010). Qualitative objectives reviewed included: focusing on growth with the objective of scaling the size of BRE’s portfolio over the next several years to maximize the platform (we acquired $300 million of real property in 2010, our largest investment in any one year); attracting, developing and retaining the highest level of professional competence and integrity in our people; continuing progress on Project Enterprise initiatives; having strong communication and working relationships with the Board and its Members and Committees; maintaining employee engagement as evidenced by the results of an associate survey conducted by Kingsley Associates; continued focus on leadership development; ongoing review of strategic risks and opportunities; and no preventable surprises. Ms. Moore earned 134% of this 70% component, reflecting the level of achievement against the quantitative measures and the Compensation Committee’s subjective review of performance against the qualitative objectives.

With respect to Mr. Schissel, 30% of his annual cash incentive was based on Core FFO and Total Shareholder Return. The remaining 70% component of his bonus was determined by reviewing a mix of both quantitative and qualitative business and personal objectives. In addition to the same quantitative metrics described for Ms. Moore above, Mr. Schissel also had the following quantitative objective: implementation of a $250 million ATM program (we implemented this program in 2010.) Qualitative objectives reviewed included: timely and accurate financial reporting and guidance; reduction in internal audit and SOX deficiencies; maintaining general and administrative expenses at budgeted levels; timeliness of internal audit action items; maintaining and cultivating relationships with rating agencies and other stakeholders; completion of transition to CFO role; attracting, developing and retaining the highest level of professional competence and integrity in staff; adhering to the BRE Promises to associates; succession planning; working with management and the Board on strategic initiatives; maintaining employee engagement as evidenced by the results of an associate survey conducted by Kingsley Associates; cultivating working relationships with Board and Audit Committee members;

and no preventable surprises. Mr. Schissel earned 171% of this 70% component, reflecting the level of achievement against the quantitative measures and the Compensation Committee’s subjective review of performance against the qualitative objectives.

With respect to Mr. Dominiak, 20% of his annual cash incentive was based on Core FFO and Total Shareholder Return. The remaining 80% component of his bonus was determined by reviewing a mix of both quantitative and qualitative business and personal objectives. In addition to the quantitative metrics described for Ms. Moore above, Mr. Dominiak had a specific quantitative target of completing $150 million or more in acquisitions. Qualitative objectives reviewed included: opportunistic dispositions in non-core markets; minimizing pursuit costs; management of development G&A expenses; finalization of specified development initiatives; attracting, developing and retaining the highest level of professional competence and integrity in staff; maintaining a strong working relationship with the Board and the Real Estate Committee; representing BRE in industry associations; adhering to the BRE Promises to associates; maintaining employee engagement as evidenced by the results of an associate survey conducted by Kingsley Associates; working with executives on strategic decisions; working with general counsel to clarify due diligence and risk management responsibilities and minimize outside legal fees; innovating methods of running the investment side of our business; integrating IT resources into investment processes; and no preventable surprises. Mr. Dominiak earned 161% of this 80% component, reflecting the level of achievement against the quantitative measures and the Compensation Committee’s subjective review of performance against the qualitative objectives.

With respect to Mr. Fanwick, 20% of his annual cash incentive was based on Core FFO and Total Shareholder Return. The remaining 80% component of his bonus was determined by reviewing a mix of both quantitative and qualitative business and personal objectives. Mr. Fanwick had the same quantitative metrics as those described for Ms. Moore above. Qualitative objectives reviewed included: fulfilling corporate secretary functions; managing all legal matters and fulfilling general counsel functions; working with CIO to clarify due diligence and risk management responsibilities and minimize outside legal fees; continuing to manage insurance renewal and claims processes; overseeing maintenance of property management legal compliance forms and procedures; reviewing contracts; expanding working relationship with the Board; developing and retaining the highest level of professional competence and integrity in staff; keeping the CEO apprised of issues that could impact the company; maintaining employee engagement as evidenced by the results of an associate survey conducted by Kingsley Associates; meeting deadlines and commitments; and no preventable surprises. Mr. Fanwick earned 102% of this 80% component, reflecting the level of achievement against the quantitative measures and the Compensation Committee’s subjective review of performance against the qualitative objectives.

With respect to Ms. Jones, 20% of her annual cash incentive was based on Core FFO and Total Shareholder Return. The remaining 80% component of her bonus was determined by reviewing qualitative business and personal objectives. Such objectives included: maintenance and support of Talent Management and Facilities Management systems; increasing safety awareness and education; reviewing and implementing requirements of the Health Care Act; reviewing tenure based benefit program with management; improving training program; working with CEO on compensation matters; executing successful company events; focusing on methods to minimize associate turnover; attracting, developing and retaining the highest level of professional competence and integrity in our people; maintaining employee engagement as evidenced by the results of an associate survey conducted by Kingsley Associates; focusing on leadership development, with particular emphasis on executive management; continuing to enhance understanding of BRE’s operations; and no preventable surprises. Ms. Jones earned 118% of this 80% component, reflecting the level of achievement against the quantitative measures and the Compensation Committee’s subjective review of performance against the qualitative objectives.

The Compensation Committee has responsibility for reviewing and approving the computation of the annual cash incentive bonuses earned by the named executive officers.

The Summary Compensation Table on page 29 shows cash incentive bonuses paid to the named executive officers in the first quarter of 2011 based on performance in 2010. Payouts for 2010 ranged from 70% to 152% of executive base salaries, which represented 104% to 152% of target. For 2011, the Compensation Committee determined to increase the target bonus percentage for Mr. Schissel from 80% to 90%. Under the terms of her amended employment agreement effective January 1, 2011, Ms. Jones is now eligible for a target bonus percentage of 65% of base salary. There were no other changes to target bonus percentages for 2011.

Long-Term Awards—Performance/ Service Share Awards—2008, 2009, 2010 and 2011

The philosophy and approach of the Compensation Committee has been refined over the past several years in a continuing effort to create an executive compensation program designed to attract and retain key executives. The program has evolved through the refinement of the mix of elements of compensation and the use of performance metrics the Compensation Committee believes are appropriately aligned with shareholder interests. The Compensation Committee established time-based vesting and performance criteria for the 2008, 2009, 2010 and 2011 grants that correspond with BRE’s current performance measures and shareholders’ interests.

In January 2008, based on their individual roles and responsibilities, their contributions to the organization during 2007, and other considerations, the Compensation Committee determined to grant Performance/Service Share Awards to the named executive officers that would vest over four years, with 60% tied to performance metrics that correspond directly with BRE’s five year plan presented to the Board in December 2007, and 40% vesting ratably over the four-year period, subject to continuous service with BRE. The Compensation Committee determined to establish the performance period for the 2008 grant at four years based on Towers Watson data showing market vesting terms for long-term compensation as three to four years. In determining the size of this grant, the Compensation Committee relied upon the recommendations of Towers Watson. The Compensation Committee granted 11,846, 8,292 and 7,774 restricted shares to Ms. Moore, Mr. Lange and Mr. Fanwick, respectively. Additional reserved shares may be awarded at the end of the performance period if the performance metrics are exceeded. The value of the awards granted to Ms. Moore and Mr. Lange was intended to represent approximately 30% of the sum of their respective 2007 base salary, annual cash incentive target, and estimated grant date fair value of the 2008 Performance/Service Share Awards. The value of the award granted to Mr. Fanwick was intended to represent approximately 75% of the sum of his 2007 base salary and annual cash incentive target.

Similar grants were awarded to the named executive officers in January 2009, based on their individual roles and responsiblities, Towers Watson recommendations and other considerations. In determining the size of the 2009 Performance/Service Share Awards, the Compensation Committee relied upon the updated recommendations of Towers Watson. The Compensation Committee granted 53,030, 35,233, 27,462, and 18,939 Performance/Service Share Awards to Ms. Moore, Mr. Lange, Mr. Dominiak and Mr. Fanwick, respectively. Additional reserved shares may be awarded at the end of the performance period if the performance metrics are exceeded. The value of the awards granted was intended to represent approximately 95% to 134% of the sum of individual 2008 base salaries and annual cash incentive targets.

In January 2010, based on the results of the Towers Watson analysis, individual roles and responsibilities, and contributions to the organization in 2009 (and in the case of Mr. Schissel, in connection with his commencing employment), the Compensation Committee determined to grant Performance/Service Share Awards to each of the named executive officers. The 2010 awards vest over four years, with 50% tied to performance goals based on shareholder returns and economic value added, and 50% vesting ratably over the four-year period. Additional reserved shares may be awarded at the end of the performance period if the performance metrics are exceeded. The Compensation Committee determined to balance the weighting equally between performance and service-based vesting, taking into consideration Towers Watson data showing the market trends for long-term equity compensation in BRE’s peer groups as more heavily weighted toward service-based restricted stock than performance awards. In determining the size of the grant, the Compensation Committee relied upon the recommendations of Towers Watson. The Compensation Committee granted 33,878, 23,254, 17,544, 13,068, 12,632 and 4,995 restricted shares to Ms. Moore, Mr. Lange, Mr. Dominiak, Mr. Fanwick, Mr. Schissel and Ms. Jones, respectively. The Performance/Service Share Awards represent approximately 80% of the value of the equity awards granted to Ms. Moore, Mr. Lange, Mr. Dominiak, Mr. Fanwick and Mr. Schissel in 2010. The remaining approximate 20% was awarded in the form of option grants more fully described below, due to Towers Watson data showing the use of options prevalent in both peer groups. The total value of the equity awards granted was intended to represent approximately 108% to 145% of the sum of individual 2009 base salaries and annual cash incentive targets. The 2010 equity awards were granted prior to the promotion of Ms. Jones from Senior Vice President to Executive Vice President. Ms. Jones did not receive an option grant in 2010, and the total value of her equity award was intended to represent approximately 50% of the sum of her 2009 base salary and annual cash incentive target.

In January 2011, based on the results of the updated Towers Watson analysis, individual roles and responsibilities, contributions to the organization in 2010, and other factors, the Compensation Committee determined to grant Performance/Service Share Awards to each of the named executive officers that would vest over four years, with 50% tied to performance goals based on shareholder returns and other qualitative measures, and 50% vesting ratably over the four-year period subject to continuous service with BRE. Additional reserved shares may be awarded at the end of the performance period if the performance metrics are exceeded. In determining the size of the grant, the Compensation Committee relied upon the recommendations of Towers Watson. The Compensation Committee granted 28,106, 9,466, 13,146, 9,792 and 4,786 restricted shares to Ms. Moore, Mr. Schissel, Mr. Dominiak, Mr. Fanwick and Ms. Jones, respectively. The Performance/Service Share Awards represent approximately 80% of the value of the equity awards granted to executives in 2011. The remaining approximate 20% was awarded in the form of option grants more fully described below. The total value of the equity awards granted was intended to represent approximately 75% to 148% of the sum of individual 2010 base salaries and annual cash incentive targets.

Please see below for further information on the performance metrics and vesting schedule for each of these grants.

The 2011 and 2010 awards granted vest 50% at the end of four years based on pre-defined performance criteria, and 50% vests ratably over the four year period subject to continuous employment with us. The 2009 and 2008 awards granted vest 60% at the end of four years based on pre-defined performance criteria, and 40% vests ratably over the four-year period subject to continuous employment with us. The performance criteria linked to the vesting of the performance share components, at the end of the fourth year, are comprised of target levels for the following metrics:

2011 Performance Component Metrics

		Criteria
Metric	Weighting Factor	Threshold	Target	Maximum
Relative TSR vs. RMS (1)	45%	75%	100%	120%
Relative TSR vs. Peer Group (2)	40%	65%	105%	Highest of Peers
Other qualitative performance	15%	0%		200% (a)

(a)	For the 2011 grants, up to 15% of the performance vesting component of the Performance/Service Share Awards will be earned based upon an evaluation by the Compensation Committee of BRE’s performance in completing and/or carrying out our business plan, flexibility in decision making and maintenance of the opportunity to be flexible, portfolio management, balance sheet management, focus on organizational objectives, progress on initiatives and such other aspects as the Compensation Committee may decide. This separate set of performance shares will vest in an amount equal to a percentage between 0% and 200%.

2010 Performance Component Metrics

		Criteria
Metric	Weighting Factor	Threshold	Target	Maximum
Relative TSR vs. RMS (1)	35%	75%	100%	120%
Relative TSR vs. Peer Group (2)	15%	65%	105%	Highest of Peers
EVA Spread (3)	50%	+50 basis points	+100 basis points	+150 basis points

2009 Performance Component Metrics

		Criteria
Metric	Weighting Factor	Threshold	Target	Maximum
Relative TSR vs. RMS (1)	35%	75%	100%	120%
Relative TSR vs. Peer Group (2)	15%	65%	105%	Top Performer
EVA Spread (3)	50%	+100 basis points	+150 basis points	+200 basis points

2008 Performance Component Metrics

		Criteria
Metric	Weighting Factor	Threshold	Target	Maximum
Absolute Core FFO Growth (4)	33%	7.75%	9.66%	11.60%
Relative TSR vs. RMS (1)	33%	80%	100%	120%
EVA Spread (3)	34%	+125 basis points	+200 basis points	+250 basis points

(1)	Relative TSR vs. RMS is defined as the percentile ranking of our total shareholder return during the performance period measured against the total return of the MSCI US REIT Index (RMS) during the performance period.
(2)	Relative TSR vs. Peer Group is defined as the percentile ranking of our total shareholder return during the performance period measured against the total return of the five most comparable REITs to BRE identified at the time of grant: Avalon Bay Communities, Inc., Camden Property Trust, Essex Property Trust, Equity Residential REIT and UDR REIT, provided that, if the stock of any one or more of such entities is no longer publically traded during the performance period, then such entity or entities will be dropped from the peer group.
(3)	EVA Spread is defined as economic value added, or the amount by which our performance period return on invested capital exceeds our performance period weighted average cost of capital.
(4)	Absolute Core FFO Growth is defined as the compounded average growth rate in Core FFO per share of our common stock during the performance period, expressed as a percentage. Core FFO is measured relative to budget and represents Funds from Operations excluding non-routine income and expense items, and the impact of any accounting rule changes adopted subsequent to establishment of targets. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

The Compensation Committee has sole responsibility for determining the computation of the number of shares that ultimately vest. The Compensation Committee also reserves the right, exercisable at its sole discretion, to accelerate the vesting of all or any portion of any unvested shares. The shares granted represent target performance. In addition, pursuant to the Performance/Service Share Awards, supplemental shares are reserved for issuance to the named executive officers in the event target level performance is exceeded. If the performance metrics fall short of the threshold level, the shares that are performance based will not vest. If the performance metrics are greater than or equal to the threshold level, the performance based shares will vest and be awarded as determined by a formula provided in the performance stock award agreements, with a maximum award of 200% of target. Dividends will be paid quarterly on the service-based shares. With respect to the remaining shares that do not pay cash dividends, each quarter during the four year performance period, the named executive officers receive a grant of restricted stock in an amount equal to the dividends not paid on those shares, or “earned dividend shares.” The vesting of these “earned dividend shares” is subject to the same performance vesting criteria, metrics and timing associated with the underlying 2008, 2009, 2010 and 2011 grants.

The Compensation Committee reviews this element of compensation annually to confirm that the long term award program is in line with the peer group and consistent with our compensation objectives.

Long Term Awards—One-Time and Retention Grants—2008, 2009 and 2010

In February 2010, the Compensation Committee awarded Mr. Schissel a grant of restricted shares valued at $350,000 in connection with commencement of his employment. This award vests on February 1, 2013, subject to continued employment with us. In October 2008, the Compensation Committee awarded Mr. Dominiak a grant of restricted shares valued at $500,000 in connection with his employment agreement. The award vests annually over a three-year service period, with 25% vesting one year after commencement of employment, 25% vesting after year two, and the remaining 50% vesting upon three years of service. In January 2008, the Compensation Committee awarded Mr. Fanwick a one-time grant of restricted shares valued at $300,000 in connection with his employment. The award cliff vested in January 2011.

During 2008, the Compensation Committee reviewed the updated Towers Watson analysis, which revealed that expected long-term incentive values for Mr. Lange were below the median for the multifamily peer group. The analysis considered retention of key executives vis-à-vis long-term incentive values and overall compensation. Based on the results of the analysis and Mr. Lange’s contributions to the organization, the Compensation Committee determined to grant Mr. Lange a retention award of 20,000 shares in October 2008. Based on the terms of the retention award agreement, all of these shares vested upon his resignation in July 2010.

In January 2009, the Compensation Committee reviewed the anticipated payout values of long term awards granted over the past several years and the level of performance vesting conditions present in outstanding BRE awards relative to market norms. According to projections, the earlier grants were not expected to deliver the values originally anticipated by the Compensation Committee, and the existing grants were more performance oriented than the long-term incentive programs at many REITs. Because these earlier grants were designed with the intent of retaining key executives, the Compensation Committee determined to grant one-time retention awards of shares to Ms. Moore and Mr. Lange that vest based on both service and performance. In determining the size of the January 2009 retention grants, the Compensation Committee relied upon the recommendations of Towers Watson and considered the level of the October 2008 grant to Mr. Lange. With respect to Ms. Moore, 50% of the shares cliff vested after two years of additional service, 25% cliff vest after five years of additional service, and 25% are performance based with vesting at the end of three years based on the average percentage achieved for her annual cash incentive individual business objectives during 2009, 2010 and 2011. With respect to Mr. Lange, 50% of the award would have cliff vested after five years of service and 50% would have vested after three years based the average percentage achieved for his annual cash incentive individual business objectives during 2009, 2010 and 2011. Based on the terms of the retention award agreement, 54.5% (20,658 of 37,878) of these shares vested upon his resignation in July 2010.

Long-Term Awards—Stock Options

No options or SARs were granted to executive officers from 2005 through 2009. In January 2010, in connection with the end of a five-year compensation program established in 2005 and consistent with actions prevalent in both peer groups, the Compensation Committee determined to renew the use of stock options as a form of long-term incentive compensation. On January 27, 2010, the Compensation Committee granted 35,851, 24,608, 18,566, 13,828, 13,367 stock options to Ms. Moore, Mr. Lange, Mr. Dominiak, Mr. Fanwick, and Mr. Schissel, respectively. On January 26, 2011, the Compensation Committee granted 28,837, 9,712, 13,488, 10,047, and 4,912 stock options to Ms. Moore, Mr. Schissel, Mr. Dominiak, Mr. Fanwick and Ms. Jones, respectively. The Black Scholes value of the awards granted represents approximately 20% of the value of equity awards granted to named executive officers in January 2010 and 2011. The remaining approximate 80% was awarded in the form of the Performance/Service Share Awards described above. The 2010 and 2011 options vest ratably over four years subject to continued employment with us. In determining the size of the option grants, the Compensation Committee relied upon the recommendations of Towers Watson.

Stock options are granted as soon as practicable after year end, once the Compensation Committee is able to review the recommendations of our compensation consultant and make determinations regarding individual performance and contributions during the prior year. All stock options are granted on the date the Compensation Committee approves the level of grant to be made. This meeting is typically held at the end of January every year. In accordance with the provisions of the 1999 BRE Stock Incentive Plan, the exercise price of all options granted is equal to the market value of the underlying Common Stock on the date of grant. Accordingly, the value of these grants to the officers is dependent solely upon the future growth in share value of our Common Stock.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that may be deducted by BRE in any year with respect to certain of our named executive officers. Certain performance-based compensation that has been approved by the shareholders is not subject to this deduction limit. BRE’s 1992 Employee Stock Option Plan and the 1999 BRE Stock Incentive Plan are qualified so that stock options and certain other awards under such plans are not subject to the deduction limitations of Section 162(m). However, certain other types of compensation payments and their deductibility depend on the timing of an executive officer’s vesting or exercise of previously granted rights, or on interpretations of changes in the tax laws and other factors beyond our control. Although the Compensation Committee considers the anticipated tax treatment of compensation paid to our named executive officers, the Compensation Committee has not adopted a policy that all compensation must be deductible.

The tax impact of any compensation arrangement is only one of the factors considered when reviewing the named executive officers’ compensation in light of our overall compensation policy and objectives. The Compensation Committee considers the federal income tax deductibility of compensation paid to the named executive officers while retaining the flexibility it considers necessary in compensating executive officers in a manner designed to promote varying corporate goals, including retaining and incentivizing the executives. For example, the Compensation Committee may determine to award compensation to the named executive officers that is not fully tax deductible where these awards are consistent with our compensation philosophy and objectives and when, due to our structure as a REIT, the loss of the deduction is not significant enough to outweigh these other factors.

Section 4999 and Section 280G of the Code provide that certain executives could be subject to significant excise taxes if they receive payments or benefits that exceed certain limits in connection with a change in ownership or change in effective control and that we or our successors could lose an income tax deduction with respect to the payments subject to these excise taxes. We have not entered into any agreements with any executives that provide for a tax “gross up” or other reimbursement for taxes the executive might be required to pay pursuant to Section 4999 of the Internal Revenue Code.

Section 409A of the Code imposes significant additional taxes and interest on underpayments of taxes in the event an executive defers compensation under a plan that does not meet the requirements of Section 409A. We have generally structured our programs and individual arrangements in a manner intended to comply with the requirements of Section 409A.

Post-Termination Compensation

Each of the named executive officers has an employment agreement with us whereby they will be paid certain amounts in the event of termination, as described in “Other Potential Post-Employment Payments” beginning on page 33. The terms and payout levels of the termination and change-in-control payment arrangements are largely consistent with those provided to similarly situated executives at companies in the peer groups, and fit within the Compensation Committee’s overall compensation objectives described above. The results of a Towers Watson compensation study from 2006 revealed that BRE’s severance benefits in the event of a change in control were below current market practice in most areas prior to 2006, and the employment agreements were amended and restated to adjust post-termination benefits in 2006. While the Compensation Committee has implemented acceleration rights under a change in control, it has made a decision to have a “best net” payment rather than gross-up to the executive to cover excise taxes that may apply in the event of a change in control. Under a “best net” policy, in the event that the benefits provided for in the employment agreements, when aggregated with any other payments or benefits received by the named executives, would constitute a “parachute payment,” and would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate benefits being subject to the excise tax, whichever results in the receipt by the officer of the greatest amount of aggregate benefits on an after-tax basis. The Compensation Committee believes the “best net” arrangement best serves the interests of shareholders. The change-in-control payment arrangements did not affect decisions made regarding the other compensation elements. All of the employment agreements with named executive officers were amended in December 2008 to comply with Section 409A of the Code. All of the employment agreements with named executive officers were amended in January and February 2011 to clarify payments upon termination due to death or disability or without good reason following a change in control, and to revise the compensation recoupment policy BRE is required to adopt to comply with applicable laws and regulations.

Other Elements of Compensation

BRE has a 401(k) defined contribution retirement plan covering all employees with more than two months of continuous full-time employment. BRE’s Retirement Plan is intended to be a qualified retirement plan under Section 401(k) of the Code. Under the retirement plan, participating employees (including the named executive officers) may contribute up to 50% of their compensation, but not exceeding the amount allowed under applicable tax laws ($16,500 in calendar 2010). Participants over fifty years of age may contribute an additional $5,500 per year. In addition to employee elective deferrals, BRE matches 75% of the first 4% of the employee’s contributions, up to $7,350 per employee. All employees of BRE with two months of service are eligible to participate in the Retirement Plan. BRE’s contributions on behalf of employees who have been employed with us (including prior service for certain entities acquired by BRE) for at least five years are fully vested, with a pro rata portion vesting over each of the first five years of employment with us.

BRE also has a non-qualified deferred compensation plan whereby officers may defer up to 50% of their salary and bonus per year. BRE does not match any of these employee contributions. There were no earnings on non-qualified deferred compensation that were above-market or preferential. BRE does not have a pension plan.

BRE offers life insurance policies on behalf of its senior vice presidents and executive officers that upon death would pay an amount equal to one year’s base salary.

BRE does not offer any other elements of compensation or perquisites to its executives or directors.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to BRE’s Chief Executive Officer and the other executive officers (the “named executive officers”) for the years ended December 31, 2010, 2009, and 2008.

		Annual Compensation		Long-Term Compensation Award
Name and Principal Position	Year	Salary($)	Cash Bonus ($)(1)	Restricted Stock Awards ($) (2)	Option Awards ($)(3)	Non Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)(6)(7)(8)	Total Compensation ($)

Constance B. Moore	2010	$475,000	—	$1,218,001	$298,280	$712,500	$124,098	$2,827,879
President and Chief Executive Officer	2009	475,000	—	3,072,647	—	567,373	270,713	4,385,733
	2008	475,000	—	532,280	—	570,000	206,744	1,784,024

John A. Schissel	2010	$290,000	—	$804,148	$111,213	$350,000	$57,506	$1,612,867
Executive Vice President, Chief Financial Officer (9)	2009	72,500	$116,000	—	—	—	21,999	210,499

Stephen C. Dominiak	2010	$362,500	—	$630,755	$154,469	$550,000	$49,448	$1,747,172
Executive Vice President, Chief Investment Officer (10)	2009	362,500	—	814,395	—	422,918	56,711	1,656,524
	2008	117,115	$120,833	500,013	—	—	8,730	746,691

Kerry Fanwick	2010	$300,000		$469,830	$115,049	$250,000	$39,357	$1,174,236
Executive Vice President, General Counsel & Secretary (11)	2009	300,000	—	561,641	—	275,201	40,611	1,177,453
	2008	250,000	—	649,298	—	181,760	30,108	1,111,166

Deborah J. Jones	2010	$220,158	—	$179,575	—	$155,000	$15,573	$570,306
Executive Vice President, Associate Relations & Development (12)

Edward F. Lange, Jr.	2010	$275,406	$1,098,905	$836,040	$204,739	—	$53,055	$2,468,145
Executive Vice President, Chief Operating Officer (13)	2009	416,000	—	2,044,829	—	$409,731	189,919	3,060,479
	2008	402,892	—	1,022,587	—	422,212	134,426	1,982,117

(1)	For Mr. Schissel, represents the cash bonus paid in 2010 for service in 2009 pursuant to his employment agreement. For Mr. Dominiak, represents the cash bonus paid in 2009 for service in 2008 pursuant to his employment agreement. For Mr. Lange, includes a cash severance payment made upon his resignation in July 2010. The severance payment consisted of one year’s base salary, a pro–rated 2010 bonus through separation date, and an amount equal to the average of his annual bonuses for 2008 and 2009.
(2)	Reflects the grant date fair value of shares awarded to executives each year. The grant date fair value of restricted share awards is calculated pursuant to FASB ACS Topic 718 using the assumptions described in the footnotes to our financial statements included in our Annual Report on Form 10-K. The terms of the 2010 awards are described below under “Performance/Service Share Awards Granted During 2010”
(3)	Reflects the grant date fair value of options awarded in each year. The grant date fair value of option awards is calculated pursuant to FASB ACS Topic 718, using the assumptions described in the footnotes to our financial statements included in our Annual Report on Form 10-K. No options were granted to executives in 2008 or 2009.
(4)	Represents annual cash incentive bonuses. Bonuses disclosed represent annual cash incentive bonuses earned by the executive during the year reported, but paid in the first quarter of the following year.
(5)	Consists of matching contributions to BRE’s defined contribution retirement plan (401(k) Plan) made by BRE on behalf of the named executive officers. Matching contributions were a maximum of $7,350 for 2010 and 2009, and $6,900 for 2008. Other than the 401(k) Plan, there is no other company contribution for deferred compensation or retirement programs. Also includes life insurance premiums paid on behalf of Messrs. Schissel, Dominak, Fanwick, Lange, and Ms. Jones in the amounts of $288, $565, $690, $589 and $878 for 2010.
(6)	For all executive officers, also includes dividends paid on restricted shares for each year reported. Ms. Moore earned $116,748, $263,363, and $199,844 of dividend income on restricted shares outstanding for 2010, 2009, and 2008, respectively. Mr. Schissel earned $25,718 and $0 of dividend income on restricted shares outstanding for 2010 and 2009, respectively. Mr. Dominiak earned $41,383, $48,002 and $8,654 of dividend income on restricted shares outstanding for 2010, 2009 and 2008, respectively. Mr. Fanwick earned $31,317, $31,902 and $22,987 of dividend income on restricted shares outstanding for 2010, 2009 and 2008, respectively. Ms. Jones earned $8,090 of dividend income on restricted shares outstanding for 2010. Mr. Lange earned $47,096, $171,945, and $116,102 of dividend income on restricted shares outstanding for 2010, 2009, and 2008, respectively.
(7)	For Mr. Lange, also includes dividend income received on options that had dividend rights, totaling $9,265 for 2009 and $11,118 for 2008.
(8)	For Mr. Schissel, also includes housing allowance totaling $31,500 for 2010 and relocation expenses of $21,999 for 2009. For Mr. Dominiak, also includes a moving allowance of $7,500 in 2010.
(9)	Mr. Schissel was appointed Executive Vice President, Chief Financial Officer effective October 5, 2009. 2009 compensation reflects his partial service during that year. Mr. Schissel was compensated based on an annual salary of $290,000.
(10)	Mr. Dominiak was appointed Executive Vice President, Chief Investment Officer effective September 2, 2008. 2008 compensation reflects his partial service during that year. Mr. Dominiak was compensated based on an annual salary of $362,500.

(11)	Mr. Fanwick was appointed Senior Vice President, General Counsel and Secretary on February 1, 2007. He was promoted to Executive Vice President effective July 28, 2008.
(12)	Ms. Jones was promoted from Senior Vice President to Executive Vice President, Associate Relations and Development, effective October 28, 2010.
(13)	Mr. Lange resigned effective July 31, 2010. 2010 compensation reflects his partial service during the year and a cash severance payment made pursuant to his employment agreement.

Grants of Plan-Based Awards for 2010

The following table sets forth the following plan-based awards granted in 2010: (i) minimum, target and maximum payouts under the annual cash incentive bonuses for 2010, described above on page 20; (ii) threshold, target and maximum number of shares to be awarded under Performance/Service Share Awards granted in January 2010, described above on page 23; and (iii) stock options awarded in January 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:		Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Minimum ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
Constance B. Moore	n/a	—	$570,000	$1,140,000	—	—	—	—	—	—	—
	1/27/2010	—	—	—	8,470	16,939	33,878	—	—	—	$657,998
	1/27/2010	—	—	—	—	—	—	16,939	—	—	$560,003
	1/27/2010	—	—	—	—	—	—	—	35,851	$33.06	$298,280
John A. Schissel		—	232,000	464,000	—	—	—	—	—	—	—
	1/27/2010	—	—	—	3,158	6,316	12,632	—	—	—	$245,348
	1/27/2010	—	—	—	—	—	—	6,316	—	—	$208,807
	1/27/2010	—	—	—	—	—	—	—	13,367	$33.06	$111,213
	2/1/2010	—	—	—	—	—	—	10,829	—	—	$349,993
Stephen C. Dominiak	n/a	—	362,500	725,000	—	—	—	—	—	—	—
	1/27/2010	—	—	—	4,386	8,772	17,544	—	—	—	$340,753
	1/27/2010	—	—	—	—	—	—	8,772	—	—	$290,002
	1/27/2010	—	—	—	—	—	—	—	18,566	$33.06	$154,469
Kerry Fanwick	n/a	—	240,000	480,000	—	—	—	—	—	—	—
	1/27/2010	—	—	—	3,267	6,534	13,068	—	—	—	$253,816
	1/27/2010	—	—	—	—	—	—	6,534	—	—	$216,014
	1/27/2010	—	—	—	—	—	—	—	13,828	$33.06	$115,049
Deborah J. Jones	n/a	—	110,000	220,000	—	—	—	—	—	—	—
	1/27/2010	—	—	—	1,249	2,497	4,996	—	—	—	$96,991
	1/27/2010	—	—	—	—	—	—	2,498	—	—	$82,584
Edward F. Lange, Jr.	n/a	—	457,600	915,200	—	—	—	—	—	—	—
	1/27/2010	—	—	—	5,814	11,627	23,254	—	—	—	$451,651
	1/27/2010	—	—	—	—	—	—	11,627	—	—	$384,389
	1/27/2010	—	—	—	—	—	—	—	24,608	$33.06	$204,739

(1)	Estimated payouts for 2010 under the annual cash incentive bonus described above on page 20. Actual payments received by these named executive officers for 2010 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	Represents the full grant date fair value of the awards determined in accordance with FASB ACS Topic 718. The valuation assumptions used in determining these amounts are described in the footnotes to our financial statements included in our Annual Report and Form 10-K.

Performance/Service Share Awards Granted During 2010

As described above, the Compensation Committee reviews each element of compensation annually. The Compensation Committee determined to grant Performance/Service Share Awards to Ms. Moore, Mr. Schissel, Mr. Dominiak, Mr. Fanwick, Ms. Jones and Mr. Lange in January 2010 based on their individual roles and responsibilities, their contributions to the organization during 2009, and other considerations. Of the awards granted, 50% vest based on the achievement of performance metrics, and 50% vest ratably over the four year period (12.5% per year), subject to continuous employment with the Company. The performance criteria linked to the vesting of the performance share component at the end of the fourth year include relative total shareholder return versus both the RMS and BRE’s peer group as defined above, and EVA spread. The shares granted represent target performance, as defined in the agreements. In addition, the Performance/Service Share Awards for the named executive officers contain an additional reserved performance share component whereby shares are issued to the named executive officers in the event target level performance is exceeded. Dividends will be paid quarterly on the time vested shares. With respect to the remaining shares that do not pay cash dividends, each quarter during the four year performance period, the named executive officers accrue restricted stock in an amount equal to the dividends not paid on those shares, or “earned dividend shares.” The vesting of these “earned dividend shares” is subject to the same performance vesting criteria, metrics and timing associated with the underlying 2010 grants.

Outstanding Equity Awards at December 31, 2010

The following table sets forth: (i) the total number of all outstanding unexercised options held by the named executive officers at the end of 2010; (ii) the exercise price of all such unexercised options; (iii) the option expiration date of all such unexercised options; (iv) the total number of restricted shares with time-based vesting held by the named executive officers at the end of 2010 (service component of Performance/Service Share Awards, one-time and retention awards); (v) the market value of such restricted shares based on the closing share price of BRE common stock on December 31, 2010; (vi) the total number of restricted shares awarded to the named executive officer under an equity incentive plan that have not yet been earned (performance component of Performance/Service Share Awards and retention awards); and (vii) the market value of such unearned incentive shares based on the closing share price of BRE common stock on December 31, 2010.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Constance B. Moore	—	—	—	—	77,831	(2)	$3,385,649	70,070	(3)	$3,048,045
	25,000	—	$29.85	7/12/2012	—		—	—		—
	25,000	—	$29.79	1/24/2013	—		—	—		—
	100,000	—	$32.45	1/22/2014	—		—	—		—
	—	35,851	$33.06	1/27/2020	—		—	—		—
John A. Schissel	—	13,367	$33.06	1/27/2020	17,145	(4)	$745,808	6,316	(5)	$274,746
Stephen C. Dominiak	—	18,566	$33.06	1/27/2020	24,703	(6)	$1,074,581	25,250	(7)	$1,098,375
Kerry Fanwick	—	13,828	$33.06	1/27/2020	20,878	(8)	$908,193	22,562	(9)	$981,447
Deborah J. Jones	—	—	—	—	5,394	(10)	$234,639	7,670	(11)	$333,645

The market value of BRE’s Common Stock at December 31, 2010 was $43.50 per share.

(1)	These options vest ratably over four years from grant date, or January 27, 2010. The unexercisable options disclosed vest in four equal parts on January 27, 2011, 2012, 2013 and 2014.
(2)	These shares vest as follows: 2,369 shares vest ratably over 4 years from date of grant with final vesting on January 30, 2012; 28,409 shares vest on January 29, 2013; 15,909 shares vest ratably over 4 years from date of grant with final vesting on January 30, 2013;14,205 shares vest on January 29, 2014; and 16,939 shares vest ratably over 4 years from date of grant with final vesting on January 27, 2014.
(3)	Awards cliff vest 3 to 5 years from date of grant based on performance, if target performance levels are achieved: 7,108 shares vest on January 30, 2012; 14,205 shares vest on January 29, 2012; 31,818 shares vest on January 29, 2011; and 16,939 shares vest on January 27, 2014.

(4)	These shares vest as follows: 10,829 shares cliff vest on February 1, 2013 and 6,316 shares vest ratably over four years from date of grant with final vesting on January 27, 2014.
(5)	Award cliff vests on January 27, 2014, based on performance.
(6)	These shares vest as follows: 7,692 shares vest on October 23, 2011; 8,239 shares vest ratably over 4 years from date of grant with final vesting on January 29, 2013; and 8,772 shares vest ratably over four years from date of grant with final vesting on January 27, 2014.
(7)	These shares vest, if performance targets are achieved, as follows: 16,478 shares vest on January 29, 2013, and 8,772 shares cliff vest on January 27, 2014.
(8)	These shares vest as follows: 7,107 shares vest January 30, 2011; 1,555 shares vest ratably over 4 years from date of grant with final vesting on January 30, 2012; 5,682 shares vest ratably over 4 years from date of grant with final vesting on January 29, 2013; and 6,534 shares vest ratably over four years from date of grant with final vesting on January 27, 2014.
(9)	Awards cliff vest 4 years from date of grant based on performance, if target levels are achieved: 4,664 shares vest on January 20, 2012; 11,364 shares vest on January 29, 2013; and 6,534 shares vest on January 27, 2014.
(10)	These shares vest as follows: 70 shares vest ratably over 5 years from date of grant with final vesting on January 24, 2011; 475 shares, vest ratably over 5 years from date of grant with final vesting on January 24, 2012; 474 shares vest ratably over 4 years from date of grant with final vesting on January 24, 2012; 1,877 shares vest ratably over 4 years from date of grant with final vesting on January 24, 2013; and 2,498 shares vest ratably over four years from date of grant with final vesting on January 27, 2014.
(11)	Awards cliff vest 4 years from date of grant, if target performance levels are achieved, as follows: 1,421 shares vest on January 20, 2012; 3,752 shares vest on January 29, 2013; and 2,497 shares vest on January 27, 2014.

Option Exercises and Stock Vested in 2010

The following table sets forth, for each of the named executive officers: (i) the number of shares acquired upon exercise of options during 2010; (ii) the value realized upon such exercise, calculated by subtracting the total exercise price from the market value of BRE stock on the date of exercise; (iii) the number of shares acquired upon vesting of restricted stock during 2010; and (iv) the value realized upon such vesting, based on the market value of BRE stock on the date of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Constance B. Moore	—	—	83,782	$2,706,212
John A. Schissel	—	—	—	—
Stephen C. Dominiak	—	—	6,593	260,256
Kerry Fanwick	—	—	2,671	85,659
Deborah J. Jones	—	—	1,168	37,403
Edward F. Lange, Jr.	227,939	$1,265,034	107,819	4,082,121

Post-Employment Compensation

Pension Benefits

BRE does not have a defined benefit pension plan. However, as described above, named executive officers are eligible to participate in our 401(k) plan.

Nonqualified Deferred Compensation

BRE has a defined contribution, non-qualified deferred compensation plan, under which directors and above may contribute up to 50% of their annual salary and bonus. BRE does not match these contributions. The performance of investments in the nonqualified deferred compensation plan will mirror the investment performance of mutual funds. Contributions are determined by employee election and reflect a percentage of their salary or bonus that they elect to defer and contribute to this plan. Employee contributions are made to funds that match those available in the Company’s 401(k) plan. The measures for calculating interest or other plan earnings are determined by the third party plan administrator and relate directly to appreciation of the related mutual funds. Earnings will vary by individual based on the mix of mutual funds selected by each employee. Distributions from the plan will generally be made upon the participant’s termination of employment with us or on other designated distribution dates.

Name	Executive Contributions in 2010 ($)	BRE Contributions in 2010 ($)	Aggregate Gain in 2010 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2010 ($)(2)
Constance B. Moore	—	—	—	n/a	—
John A. Schissel	—	—	—	n/a	—
Stephen C. Dominiak	—	—	—	n/a	—
Kerry Fanwick	—	—	—	n/a	—
Deborah J. Jones	$22,215	—	$11,269	n/a	$98,626
Edward F. Lange, Jr.	—	—	4,205	$187,196	86,371

(1)	Aggregate gain in 2010 represents the unrealized gain reported by the administrator of BRE’s non-qualified deferred compensation plan. Such gains represent unrealized appreciation on the underlying investments during 2010 based on net increases and decreases in value of the mutual funds selected by the executive.
(2)	All amounts deferred by the named executives have been included in the Summary Compensation Table in the year the related salary or bonus was earned.

Other Potential Post-Employment Payments

Each of the named executive officers has an employment agreement with BRE whereby each will be paid a certain amount in the event of termination under specified circumstances. All of the employment agreements with named executive officers were amended in January and February 2011 to clarify payments upon termination due to death or disability or without good reason following a change in control, and to revise the compensation recoupment policy BRE is required to implement to comply with applicable laws and regulations.

Voluntary Termination/ Termination for Cause/ Retirement

In the event of voluntary termination by an executive or termination by BRE for cause (which does not occur within 12 months following a change in control), BRE will not be obligated to provide the terminating executives with any compensation or other benefits after the date of termination.

Vested options will be exercisable for a period of 90 days following termination and will expire at the end of that period, unless the executive’s termination relates to retirement as defined in the 1999 BRE Stock Incentive Plan. In the case of retirement at age 55 or higher, executives will have 12 months to exercise any options that were vested at the retirement date. If the sum of the executive’s age and years of service is greater than or equal to 65, the executive gives at least 12 months’ advance written notice, and the executive’s age is not less than 55, a percentage of then unvested options will become vested upon retirement and such vested options will remain outstanding until the expiration of the original option term. The percentage that will vest increases with age as follows, pro rated if retirement is between the listed ages:

Age at Retirement	Percentage of unvested options that will vest upon Retirement
55	0%
56	20%
57	40%
58	60%
59	80%
60 and higher	100%

Additionally, upon retirement the 2008, 2009 and 2010 Performance/Service Share Awards would vest using the most recent quarter ended prior to retirement as the performance vesting date, and prorating both the performance shares earned and service-based shares based on the number of quarters completed within the four year vesting period. A pro rata portion of the retention shares awarded to Mr. Dominiak in October 2008, Ms. Moore in January 2009 and Mr. Schissel in February 2010 could also vest.

Death or Disability

In the event of termination upon death or disability, the executive will be paid a lump sum amount equal to the estimated annual bonus that would have been earned for that year, calculated on a pro rata basis through the date of death or disability.

The executive (or his or her beneficiary in the event of the executive’s death) will have 12 months to exercise options that were vested at the date of termination. If such death or disability occurs within 12 months after a change in control, the named executive will also receive a lump sum payment equal to the estimated annual bonus such officer would have earned for the fiscal year in question, calculated on a pro-rated basis.

Additionally, a number of the unvested 2011 and 2010 Performance/Service Share Awards would vest using the most recent quarter ended prior to retirement as the performance vesting date, and prorating both the performance shares earned and service-based shares based on the number of quarters completed within the four year vesting period. A number of the unvested 2009 and 2008 Performance/Service Share Awards would vest equal to 25% of the unvested shares plus an additional 25% of these shares for each full year that has elapsed between the grant date and the date of termination. A pro rata portion of the retention shares awarded to Ms. Moore in 2009 would also vest. With respect to the restricted shares awarded to Mr. Dominiak and Mr. Schissel, 50% of the shares would vest if death or disability occurred within one year of the grant date, 75% would vest if death or disability occurred between the first and second anniversary of the grant date, and 100% would vest upon death or disability two years after the grant date.

Termination by BRE Other than for Good Cause

In the event of termination by BRE other than for good cause (which does not occur within 12 months following a change in control), the executive will be paid a lump sum payment equal to the sum of: (i) the estimated annual bonus that would have been earned for that year, calculated on a pro rata basis to the termination date; (ii) his or her then annual base salary; plus (iii) the average of his or her annual bonus earned for the preceding two years. If the executive terminates before having been employed for two full years, the lump sum payment would be equal to: (i) the sum of base salary and target bonus if terminated before the first full year, or (ii) the sum of base salary and the bonus awarded in the preceding year if terminated after the first full year but before the end of the second full year of employment. The executives would have 90 days to exercise any options that were vested on the termination date.

Additionally, the 2008, 2009, 2010 and 2011 Performance/Service Share Awards would vest using the most recent quarter ended prior to termination as the performance vesting date, and prorating both the performance shares earned and service-based shares based on the number of quarters completed within the four year vesting period. These amounts would only be paid if the executive provided the company with a full and complete release of all known and unknown claims against the company and its representatives. Additionally, a pro rata portion of the retention shares awarded to Ms. Moore in January 2009 would vest. The restricted shares awarded to Mr. Dominiak and Mr. Schissel would fully vest.

Change in Control—Voluntary Termination without Good Reason

In the event of voluntary termination without good reason by the executive within 12 months following a change in control, the executive will be paid a lump sum payment equal to the sum of: (i) the estimated annual bonus the executive would have earned for that year, calculated on a pro rata basis through the date of termination; (ii) 100% of his or her then annual base salary; plus (iii) the average of the annual bonus awarded in the prior two years; or, if the termination occurs before the first full year of employment, the target bonus; or if the executive resigns after the first full year but before the end of the second full year of employment, the bonus awarded in the preceding year. The amounts in (ii) and (iii) above would only be paid if the executive provided 90 days’ written notice of termination and assisted with the transition during that period.

Change in Control—Voluntary Termination with Good Reason or Termination by Company other than For Cause

In the event of termination within 12 months following a change in control due to either voluntary termination with good reason by the executive or termination by the company other than for cause, the executive will be paid a lump sum equal to: (i) the estimated annual bonus the executive would have earned for that year, calculated on a pro rata basis through the date of termination; plus (ii) two times the sum of (a) his or her then annual base salary and (b) the average of the annual bonuses earned for the preceding two years; or, if the termination occurs before the first full year of employment, the target bonus; or if the executive resigns after the first full year but before the end of the second full year of employment, the bonus awarded in the preceding year. In addition, the Performance/Service Share Awards granted in 2011, 2010, 2009 and 2008, the retention awards granted to Ms. Moore, the restricted shares awarded to Mr. Dominak and Mr. Schissel, and all outstanding unvested options would vest. These amounts would only be paid if the executive provided the company with a full and complete release of all known and unknown claims against the company and its representatives.

Recoupment Policy

The Company revised its recoupment policy in January 2011. This provision provides that the officers will be required to repay to BRE certain previously paid compensation if such repayment is required under any recoupment of compensation policy that BRE is required to adopt in order for BRE to comply with applicable laws or regulations or stock exchange requirements. Such policy will cover officers for a period of three years following separation from the company.

“Best Net” Policy

In the event that the benefits provided for in the employment agreements, when aggregated with any other payments or benefits received by the named executives, would constitute a “parachute payment,” and would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate benefits being subject to the excise tax, whichever results in the receipt by the officer of the greatest amount of aggregate benefits on an after-tax basis.

The following tables reflect the amounts that would have been paid under these provisions to each named executive officer upon termination on December 31, 2010, including lump sum payments and other benefits. The amounts disclosed represent our best estimate of the maximum amount that would have been paid to each executive upon termination on that date. As discussed above, the company has a “best net” policy, such that the amount calculated and disclosed could be reduced to an amount that would not trigger payment of excise tax.

Constance B. Moore

						Change in Control
	Voluntary Termination	Retirement (1)	Termination for Cause	Death or Disability	Termination other than for Cause	Death or Disability	Termination without Good Reason	Voluntary Termination with Good Reason/ Termination by BRE other than for Cause
Salary	$—	n/a	$—	$—	$475,000	$—	$475,000	$950,000
Bonus	—	n/a	—	712,500	1,281,187	1,281,187	1,849,873	1,849,873
Share Vesting (2)	—	n/a	—	3,594,046	3,441,006	3,594,046	—	6,433,694
Option Vesting	—	n/a	—	—	—	—	—	374,284

Total	$—	n/a	$—	$4,306,546	$5,197,193	$4,875,233	$2,324,873	$9,607,851

John A. Schissel

						Change in Control
	Voluntary Termination	Retirement (1)	Termination for Cause	Death or Disability (3)	Termination other than for Cause	Death or Disability (3)	Termination without Good Reason	Voluntary Termination with Good Reason/ Termination by BRE other than for Cause
Salary	$—	n/a	$—	$290,000	$290,000	$290,000	$290,000	$580,000
Bonus	—	n/a	—	350,000	700,000	700,000	1,050,000	1,050,000
Share Vesting (2)	—	n/a	—	329,180	329,180	329,180	—	1,020,554
Option Vesting	—	n/a	—	—	—	—	—	139,551

Total	$—	n/a	$—	$969,180	$1,319,180	$1,319,180	$1,340,000	$2,790,105

Stephen C. Dominiak

						Change in Control
	Voluntary Termination	Retirement (1)	Termination for Cause	Death or Disability (3)	Termination other than for Cause	Death or Disability (3)	Termination without Good Reason	Voluntary Termination with Good Reason/ Termination by BRE other than for Cause
Salary	$—	n/a	$—	$362,500	$362,500	$362,500	$362,500	$725,000
Bonus	—	n/a	—	550,000	821,876	821,876	1,093,751	1,093,751
Share Vesting (2)	—	n/a	—	929,722	1,097,034	929,722	—	2,172,912
Option Vesting	—	n/a	—	—	—	—	—	193,829

Total	$—	n/a	$—	$1,842,222	$2,281,410	$2,114,098	$1,456,251	$4,185,492

Kerry Fanwick

						Change in Control
	Voluntary Termination	Retirement (1)	Termination for Cause	Death or Disability (3)	Termination other than for Cause	Death or Disability (3)	Termination without Good Reason	Voluntary Termination with Good Reason/ Termination by BRE other than for Cause
Salary	$—	n/a	$—	$300,000	$300,000	$300,000	$300,000	$600,000
Bonus	—	n/a	—	250,000	478,481	478,481	706,961	706,961
Share Vesting (2)	—	n/a	—	1,118,802	941,083	1,118,802	—	1,899,597
Option Vesting	—	n/a	—	—	—	—	—	144,364

Total	$—	n/a	$—	$1,668,802	$1,719,564	$1,897,283	$1,006,961	$3,350,922

Deborah J. Jones

						Change in Control
	Voluntary Termination	Retirement (1)	Termination for Cause	Death or Disability (3)	Termination other than for Cause	Death or Disability (3)	Termination without Good Reason	Voluntary Termination with Good Reason/ Termination by BRE other than for Cause
Salary	$—	$—	$—	$220,000	$220,000	$220,000	$220,000	$440,000
Bonus	—	—	—	155,000	260,035	260,035	365,069	365,069
Share Vesting (2)	—	$252,574	—	283,178	252,574	283,178	—	568,267
Option Vesting	—	—	—	—	—	—	—	—

Total	$—	$252,574	$—	$658,178	$732,609	$763,213	$585,069	$1,373,336

(1)	Only Ms. Jones has reached the age and years of service requirements to qualify for retirement under the BRE plans.
(2)	Represents the dollar value of unvested shares that would have vested upon termination under the provisions of the Performance/Service Share Awards and/or restricted share agreements, assuming termination on and performance through December 31, 2010. The shares that would have been earned are valued at our closing price per share on December 31, 2010, or $43.50.
(3)	For Messrs. Schissel, Dominiak and Fanwick and Ms. Jones, salary paid upon death or disability includes a payment that would be made under their respective life insurance policies. Such payment would be equal to base salary upon death. Ms. Moore has elected not to participate in the life insurance benefit.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires BRE’s directors and executive officers, and persons who own more than 10 percent (10%) of a registered class of its equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of BRE.

To BRE’s knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the year ended December 31, 2010, all Section 16(a) filing requirements applicable to BRE’s officers, directors and greater than 10 percent shareholders were complied with.

Compensation Policies and Practices As They Relate to Risk Management

Management and the Board have reviewed our compensation policies and practices for our employees as they relate to our risk management, and we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the company in the future. The Compensation Committee and Management have established a compensation program for all employees that does not incentivize the taking of unnecessary and excessive risks that could threaten the value of the company. As described above, the Compensation Committee has also designed a compensation program for executive officers so as to provide an appropriate balance between cash vs. equity, service vs. incentive, and short-term vs. long-term compensation, and has awarded equity grants that are balanced between time-based and performance-based vesting. We believe that this blend of components, along with required share ownership, provides our leadership team with the appropriate incentives to create long-term value for shareholders while taking thoughtful and prudent risks to grow the value of the Company. There are no ‘guaranteed’ bonuses, other than those paid for partial years in connection with an executive’s commencement of employment. The performance metrics for annual incentive and long-term equity awards do not rely on a single financial measure and are balanced between company and individual objectives. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to our stock price, and since awards are staggered and subject to long-term vesting and performance schedules to help ensure that executives have significant value tied to long-term stock price performance. The Compensation Committee has the discretion to modify awards if appropriate and approves actual amounts awarded under the Performance/Service Share Awards.

Employment Contracts and Termination of Employment and Change in Control Arrangements

The summaries of agreements below are qualified in their entirety by reference to the complete agreements, which have been filed as exhibits to BRE’s periodic filings with the SEC. In addition, the potential post-employment payments which are payable pursuant to these agreements are described above in “Other Potential Post-Employment Payments” beginning on page 33.

Ms. Moore

On January 27, 2011, Ms. Moore and the Company entered into an amendment to her existing employment agreement, which was amended and restated on November 20, 2006, and effective as of January 1, 2005. The 2006 agreement amended and restated, in its entirety, the employment agreement dated July 11, 2002, which was amended on January 1, 2003. Ms. Moore is employed at will by BRE effective January 1, 2005 and continuing thereafter until terminated. Under the terms of the agreement, Ms. Moore remains President and Chief Executive Officer. The terms of the agreement are as follows:

Base Salary.    Ms. Moore received a stated base salary of $400,000 per year through 2006. Her salary was increased to $475,000 for 2007 and to $525,000 for 2011. The Compensation Committee reserves the right to review base salaries on an annual basis and may adjust the base salary based on relevant circumstances.

Annual Incentive Bonus.    For 2010, Ms. Moore was eligible to receive an annual performance based bonus with a minimum threshold of 0% of base salary and a maximum range of 240% of base salary, targeted at 120% of base salary and based on achievement of predefined operating or performance criteria established by the Board (the “Annual Criteria”).

Long Term Incentive Awards.    Under Ms. Moore’s employment agreement, she is eligible to receive long term incentive awards at the discretion of the Board. It is contemplated that such awards will take into account financial, operating and other results achieved as well as future long term performance goals. Such awards may be in the form of options, restricted shares which vest over time or upon satisfaction of performance metrics, SARs, stock grants, or any other form of long term compensation as determined by the Board in its sole discretion.

Benefits.    During the term of the agreement, BRE has agreed to pay the premiums on a term life insurance policy covering and for the benefit of Ms. Moore with a face amount equal to 100% of her base salary. Ms. Moore has elected not to participate in this program to date. Ms. Moore is also entitled to participate in other benefit plans as are generally provided by BRE to its other officers.

In addition, Ms. Moore has signed other compensation related agreements, the significant terms of which follow:

Stock Options. Ms. Moore was awarded options to purchase 35,851 and 28,837 shares in January 2010 and 2011, respectively. The 2010 and 2011 options vest in equal installments over four years.

Retention Award.    On January 29, 2009, Ms. Moore received a retention grant of 56,819 shares of restricted stock. Fifty percent of the shares cliff vested at the end of two years. Vesting of 25% of the shares occurs at the end of five years, subject to continuous employment with the Company. Vesting of the remaining 25% is based on the achievement of performance metrics at the end of a three-year performance period. The performance criteria linked to the vesting of these shares, at the end of the third year, are based on the average percentage achieved for Ms. Moore’s annual cash incentive individual business objectives during 2009, 2010 and 2011. The shares granted represent maximum performance. If the threshold performance metrics are not achieved, none of the performance shares will vest. Dividends will be paid quarterly on the time vested shares and will accrue on the performance based shares, with payment at the end of the three year period based on the actual shares earned.

Performance/Service Share Awards.    In January 2008, Ms. Moore received a grant of 11,846 shares of restricted stock. Vesting of 60% of the shares granted is based on the achievement of performance metrics, with 40% of the grant vesting ratably over the four year period (10% per year), subject to continuous employment with the Company. The performance criteria linked to the vesting of the performance component of the shares, at the end of the fourth year, include FFO growth, total shareholder return relative to the MSCI US REIT Index (RMS) and average EVA spread above the Weighted Average Cost of Capital (WACC). The shares granted represent target performance, as defined in the agreement. In addition, supplemental shares are reserved for Ms. Moore in the event target level performance is exceeded. If the threshold performance metrics are not achieved, none of the performance shares will vest. Dividends will be paid quarterly on the service-based shares. With respect to the remaining shares that do not pay cash dividends, each quarter during the four year performance period, Ms. Moore receives a grant of restricted stock in an amount equal to the dividends not paid on those shares, or “earned dividend shares.” The vesting of these “earned dividend shares” is subject to the same performance vesting criteria, metrics and timing associated with the underlying 2008 grant.

In January 2009, Ms. Moore received a grant of 53,030 shares of restricted stock. Vesting of 60% of the shares granted is based on the achievement of performance metrics, with 40% of the grant vesting ratably over the four year period (10% per year), subject to continuous employment with the Company. The performance criteria linked to the vesting of the performance component of the shares, at the end of the fourth year, include total shareholder return relative to the MSCI US REIT Index (RMS), total shareholder return relative to a defined peer group, and average EVA spread above the Weighted Average Cost of Capital (WACC.) The shares granted represent target performance, as defined in the agreement. In addition, supplemental shares are reserved for Ms. Moore in the event target level performance is exceeded. If the threshold performance metrics are not achieved, none of the performance shares will vest. Dividends will be paid quarterly on the service-based shares. With respect to the remaining shares that do not pay cash dividends, each quarter during the four year performance period, Ms. Moore receives a grant of restricted stock in an amount equal to the dividends not paid on those shares, or “earned dividend shares.” The vesting of these “earned dividend shares” is subject to the same performance vesting criteria, metrics and timing associated with the underlying 2009 grant.

In January 2010, Ms. Moore received a grant of 33,978 shares of restricted stock. Vesting of 50% of the shares granted is based on the achievement of performance metrics, with 50% of the grant vesting ratably over the four year period (12.5% per year), subject to continuous employment with the Company. The performance criteria linked to the vesting of the performance component of the shares, at the end of the fourth year, include total shareholder return relative to the MSCI US REIT Index (RMS), total shareholder return relative to a defined peer group, and average EVA spread above the Weighted Average Cost of Capital (WACC.) The shares granted represent target performance, as defined in the agreement. In addition, supplemental shares are reserved for

Ms. Moore in the event target level performance is exceeded. If the threshold performance metrics are not achieved, none of the performance shares will vest. Dividends will be paid quarterly on the service-based shares. With respect to the remaining shares that do not pay cash dividends, each quarter during the four year performance period, Ms. Moore receives a grant of restricted stock in an amount equal to the dividends not paid on those shares, or “earned dividend shares.” The vesting of these “earned dividend shares” is subject to the same performance vesting criteria, metrics and timing associated with the underlying 2010 grant.

In January 2011, Ms. Moore received a grant of 28,106 shares of restricted stock. Vesting of 50% of the shares granted is based on the achievement of performance metrics, with 50% of the grant vesting ratably over the four year period (12.5% per year), subject to continuous employment with the Company. The performance criteria linked to the vesting of the performance component of the shares, at the end of the fourth year, include total shareholder return relative to the MSCI US REIT Index (RMS), total shareholder return relative to a defined peer group, and an evaluation by the Compensation Committee of the performance of BRE in executing several operational goals. The shares granted represent target performance, as defined in the agreement. In addition, supplemental shares are reserved for Ms. Moore in the event target level performance is exceeded. If the threshold performance metrics are not achieved, none of the performance shares will vest. Dividends will be paid quarterly on the service-based shares. With respect to the remaining shares that do not pay cash dividends, each quarter during the four year performance period, Ms. Moore receives a grant of restricted stock in an amount equal to the dividends not paid on those shares, or “earned dividend shares.” The vesting of these “earned dividend shares” is subject to the same performance vesting criteria, metrics and timing associated with the 2011 grant.

Mr. Schissel, Mr. Dominiak, Mr. Fanwick and Ms. Jones

Messrs. Schissel, Dominiak, and Fanwick and Ms. Jones have employment agreements similar to Ms. Moore’s employment agreement, amended January 27, 2011 (amended February 7, 2011 in the case of Ms. Jones) and originally entered into effective as of August 11, 2009, September 2, 2008, February 1, 2007, and January 1, 2008, respectively. The agreements provide for at will employment commencing on October 5, 2009, September 2, 2008, February 1, 2007, and January 1, 2008, respectively, and continuing thereafter until terminated. Certain material terms of the agreements are as follows:

Base Salary.    Messrs. Schissel, Dominiak, and Fanwick joined the Company with base salaries of $290,000, $362,500, and $250,000, respectively. The Compensation Committee reserves the right to review base salaries on an annual basis and may adjust the base salaries based on relevant circumstances. For 2009, the Compensation Committee determined to increase the salary for Mr. Fanwick to $300,000. Ms. Jones was promoted from Senior Vice President to Executive Vice President in October 2010, with a base salary of $220,000. For 2011, the Compensation Committee determined to increase the salary for Mr. Schissel to $350,000 and to increase the salary for Ms. Jones to $250,000. There were no other adjustments to base salary for 2011.

Annual Incentive Bonus.    Executive officers are eligible to receive an annual incentive bonus that is performance based with a specific target bonus level. For Mr. Schissel, the target level was 80% of base salary for 2010. For Mr. Dominiak, the target level was 100% of base salary for 2010. For Mr. Fanwick, the target level was 80% of base salary for 2010. For Ms. Jones, the target level was 50% of base salary for 2010. For 2011, the Compensation Committee determined to increase the target level to 90% of base salary for Mr. Schissel and to 65% of base salary for Ms. Jones. There were no other adjustments to target bonus levels for 2011. The amount of the annual bonus is based on the achievement of predefined operating or performance criteria established by the Compensation Committee with a minimum threshold of 0% of base salary and a maximum range of 200% of the target levels set forth above.

Long Term Incentive Awards.    Under the employment agreements, the named executive officers are eligible to receive long term incentive awards at the discretion of the Board. It is contemplated that such awards will take into account financial, operating and other results achieved as well as future long term performance goals. Such awards may be in the form of options, restricted shares which vest over time or upon satisfaction of performance metrics, SARs, stock grants, or any other form of long-term compensation as determined by the Board in its sole discretion.

Benefits.    During the term of the agreement, BRE has agreed to pay the premiums on term life insurance policies covering and for the benefit of senior vice presidents and above, with face amounts equal to 100% of base salary. Messrs. Dominiak, Fanwick, Schissel and Ms. Jones currently participate in this program. The named executive officers are also entitled to participate in other benefit plans as are generally provided by BRE to its other officers.

In addition, the officers have signed other compensation related agreements, the significant terms of which follow:

Performance/Service Share Awards.    In January 2008, Mr. Fanwick and Ms. Jones entered into Performance/Service Share Award agreements with BRE. In January 2009, Messrs. Dominiak and Fanwick and Ms. Jones entered into additional Performance/Service Share Award agreements with BRE. In January 2010 and 2011, Messrs. Schissel, Dominiak, and Fanwick and Ms. Jones entered into Performance/Service Share Award agreements with BRE. The vesting, performance criteria and other terms of these agreements are similar to those described under Ms. Moore’s employment agreement above. Shares awarded pursuant to these agreements have both performance and service-based vesting terms. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Awards—Performance/Service Share Awards—2008, 2009, 2010 and 2011” for additional information.

Restricted Stock in Connection with Employment.    In connection with his employment, the Company awarded Mr. Dominiak a grant of 15,384 shares of restricted stock on October 23, 2008. Twenty-five percent of the shares vested after one year of service, 25% vested after two years of service, and the remaining 50% vests at the end of three years of continued employment with BRE. In connection with his employment, the Company awarded Mr. Fanwick a grant of 7,107 shares of restricted stock that cliff vested on January 30, 2011, subject to his continued employment with BRE. In connection with his employment, the Company awarded Mr. Schissel a grant of 10,829 shares of restricted stock on February 1, 2010. The shares vest on February 1, 2013, subject to his continued employment with BRE.

Stock Options.    On January 27, 2010, Messrs. Schissel, Dominiak, and Fanwick were granted options to purchase 13,367, 18,566, and 13,828 and shares of the Company’s common stock at an exercise price of $33.06 per share, which vest in equal installments over four years. On January 26, 2011, the Compensation Committee granted 9,712, 13,488, 10,047, and 4,912 stock options to Mr. Schissel, Mr. Dominiak, Mr. Fanwick and Ms. Jones, respectively.

Severance Benefits-All Named Executive Officers

As discussed in “Other Potential Post-Employment Payments” above, if at any time during the term of the employment agreement the employment of one of the executives is terminated, he or she shall be entitled to certain severance benefits based on the nature of his or her termination. Depending on the cause of the termination, the executives may receive a lump sum payment in an amount up to two years’ base salary and bonus, and income that reflects vesting of certain stock options, restricted stock and Performance/Service Share Awards.

In the event that the benefits provided for in the employment agreements, when aggregated with any other payments or benefits received by the named executive, would constitute a “parachute payment,” and would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate benefits being subject to the excise tax, whichever results in the receipt by the officer of the greatest amount of aggregate benefits on an after-tax basis.

Amendment to Employment Agreements

On January 27, 2011, Messrs. Schissel, Dominiak and Fanwick and the Company entered into an amendment to each of their respective amended and restated employment agreements. The amendment clarifies that if within 12 months after a change in control the executive officer’s employment is terminated due to death or disability or without good reason, they will receive a lump sum payment equal to the estimated bonus that would have earned for the year of termination, calculated on a pro rata basis. The amendment also provides that executives will be required to repay to BRE certain previously paid compensation if such repayment is required under any recoupment of compensation policy BRE is required to adopt to comply with applicable laws or regulations. The amended and restated employment agreement entered into on February 7, 2011 between Ms. Jones and the Company contains provisions similar to those described above.

Executive Hired in 2011

On January 11, 2011, we appointed Scott A. Reinert to the position of Executive Vice President, Operations, effective January 24, 2011. We entered into an employment agreement with Mr. Reinert effective January 24, 2011, which provides for at will employment commencing on that date and continuing thereafter until terminated. Under the terms of the agreement, Mr. Reinert will receive an annual base salary of $300,000 and a target bonus level of 90% of his base salary. Mr. Reinert is also eligible for long-term incentive awards, benefits, and severance benefits similar to those described above for the other executive officers. In addition to the provisions of the employment agreement, upon commencement of employment Mr. Reinert received an award of restricted stock valued at $350,000 based upon the price on the date of grant which will cliff vest after three years of continuous employment with us.

Certain Relationships and Related Transactions

For information on certain relationships and related transactions, please see the information contained in the heading “Employment Contracts and Termination of Employment and Changes in Control Arrangements” above. The Company does not have a written related party transaction policy in place because the approach of the Board of Directors is not to enter into any related party transactions.

COMPENSATION COMMITTEE

REPORT

The Compensation Committee (the “Committee”) of the Board, which is composed entirely of independent directors, provides assistance to the full Board by: (1) reviewing management’s recommendations regarding executive compensation, and evaluating the compensation plans, policies and programs of the Company; (2) determining the compensation of the Chief Executive Officer and approving her recommendations as to compensation of all other executive officers of the Company; and (3) reviewing the Compensation Discussion and Analysis for inclusion in this proxy statement in accordance with applicable rules and regulations. The Compensation Committee Charter is available on BRE’s website at www.breproperties.com.

The Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure included in this Proxy Statement with management. Based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

The members of the Compensation Committee give the foregoing report, namely:

Matthew T. Medeiros, Chairperson

Paula F. Downey

Christopher J. McGurk

Jeanne R. Myerson

Notwithstanding anything to the contrary set forth in any of BRE Properties, Inc.’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, this Compensation Committee Report shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed to be filed under such Acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees BRE’s financial reporting process on behalf of the Board. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, Ernst & Young LLP, the following items for which they are responsible: (a) expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles; (b) expressing an opinion on the Company’s internal control over financial reporting and management’s assessment thereof; (c) discussing their judgments as to the quality, not just the acceptability, of BRE’s accounting principles; and (d) such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and BRE, including the matters in the written disclosures required by the Public Company Accounting Oversight Board, and has considered the compatibility of nonaudit services with the auditors’ independence. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended by statement on Auditing Standards No. 90, Audit Committee Communications, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with BRE’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of BRE’s internal controls, and the overall quality of our financial reporting. The Audit Committee met formally five times during 2010.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The Audit Committee recommended and the Board has approved the selection of Ernst & Young LLP as BRE’s independent registered public accounting firm to audit the financial statements of BRE for the year ended December 31, 2011, subject to shareholder approval of Proxy Item No.2.

The responsibilities of the Audit Committee are more specifically contained in the Charter and Powers of the Audit Committee of the Board of Directors of BRE Properties, Inc., which was originally approved by the full Board of Directors on October 25, 1999, and was approved as amended March 2, 2001, and March 27, 2003. The Amended and Restated Audit Committee Charter is available on our website at www.breproperties.com.

The Members of the Audit Committee as of February 28, 2011 give the foregoing report, namely:

Thomas E. Robinson, Chairperson

Paula F. Downey

Jeffrey T. Pero

Dennis E. Singleton

Thomas P. Sullivan

Notwithstanding anything to the contrary set forth in any of BRE Properties, Inc.’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, this Audit Committee Report shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed to be filed under such Acts.

FEES OF ERNST & YOUNG LLP

The Audit Committee has established a pre-approval policy and procedure for audit, audit-related and tax services that can be performed by the independent registered public accounting firm. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent registered public accounting firm to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Securities Exchange Act of 1934.

During 2010 and 2009, fees incurred by BRE to Ernst & Young LLP totaled $1,683,000 and $1,871,000, respectively. Fees for all services performed were pre-approved by the Audit Committee. The Audit Committee considered and concluded that the provision of limited services, other than audit related in nature, by Ernst & Young LLP was compatible with and did not prejudice the maintenance of the principal auditors’ independence, in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related rules.

Audit Fees

The aggregate fees billed for the integrated audit of BRE’s annual financial statements and internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, review of quarterly financial statements and SEC filings totaled $1,020,000 in 2010 and $1,192,000 in 2009.

Audit-Related Fees

During 2010, BRE incurred audit-related fees aggregating $338,000, relating to audits and reviews of the Company’s joint ventures and other audit-related consultations. During 2009, BRE incurred audit-related fees aggregating $339,000, relating to audits and reviews of the Company’s joint ventures and other audit-related consultations.

Tax Fees

Tax fees totaled $325,000 in 2010, and related to tax return preparation, REIT compliance and other tax consultations. Tax fees totaled $340,000 in 2009, and related to tax return preparation, REIT compliance and other tax consultations.

All Other Services

There were no other services provided by Ernst & Young LLP in 2010 or 2009.

RATIFICATION OF SELECTION OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proxy Item No. 2)

Subject to ratification by the shareholders, the Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of BRE for the year ended December 31, 2011. Fees for the last integrated annual audit (financial statements and Section 404 of the Sarbanes-Oxley Act of 2002), quarterly reviews and SEC filings were $1,020,000 and all other fees were $663,000.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, with the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. The affirmative vote of a majority of the votes cast on the matter at the Annual Meeting, in person or by proxy, if a quorum is present, is sufficient to ratify such selection. The Board unanimously recommends a vote FOR this proposal.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

(Proxy Item No. 3)

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which we refer to as the Dodd-Frank Act, provides our shareholders with an opportunity to vote on a proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in the Compensation Discussion and Analysis section and the related executive compensation tables. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation philosophy, objectives, programs, plans, policies, and practices described in this proxy statement. Our named executive officers are the six executive officers listed in the various compensation tables of the Compensation Discussion and Analysis section of this proxy statement.

Accordingly, shareholders are being asked to vote at the Annual Meeting on our executive compensation policies and procedures for the named executive officers, as described in the Compensation Discussion and Analysis as included in this Proxy Statement. This proposal gives you as a shareholder the opportunity to endorse or not endorse our fiscal year 2010 executive compensation programs and policies for the named executive officers through the following resolution:

RESOLVED, that shareholders of BRE Properties, Inc. (the “Company”) approve, on an advisory basis, the overall executive compensation policies and procedures employed by the Company for its named executive officers as disclosed in the Compensation Discussion and Analysis and set forth in the Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT, as included in the Proxy Statement for the 2011 Annual Meeting of Shareholders of the Company.

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. This “say-on-pay” vote is a non-binding advisory vote. The approval or disapproval of this proposal by shareholders will not require the Board of Directors or the Compensation Committee to take any action regarding our executive compensation practices. The final decision on the compensation and benefits of our named executive officers and on whether, and if so, how, to address shareholder disapproval of this proposal remains with the Board of Directors and the Compensation Committee.

The Board of Directors unanimously recommends a vote FOR this proposal.

ADVISORY (NON-BINDING) VOTE DETERMINING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

(Proxy Item No. 4)

The Dodd-Frank Act also provides our shareholders with an opportunity to vote on a proposal, on an advisory (non-binding) basis, regarding how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement in the Compensation Discussion and Analysis section and the related executive compensation tables, such as Item 3 of this Proxy Statement. By voting on Item 4, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years, or may abstain.

After careful consideration of this proposal, we believe that a non-binding advisory shareholder vote on executive compensation should occur every year. We believe that a one-year frequency provides the highest level of accountability and communication by enabling the non-binding shareholder vote to approve the compensation of our named executive officers to correspond with the most recent executive compensation information presented in our proxy statement for our annual meetings of shareholders.

We believe that providing the vote only every two or three years may prevent shareholders from communicating in a meaningful and coherent manner. For example, we may not know whether the shareholder vote approves or disapproves of compensation for the reporting period or the compensation for previous reporting periods or both. As a result, it could be difficult to discern the implications of the shareholder vote.

The proxy card provides shareholders with the opportunity to choose from among four options (holding the vote every year, every two years, every three years or abstain from voting) and, therefore, shareholders will not be voting to approve or disapprove the recommendation fo the Board of Directors. We request that our shareholders select “Every Year” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our Board of Directors will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

The Board of Directors unanimously recommends shareholders select “Every Year” on the proposal recommending the frequency of advisory votes on executive compensation.

SHAREHOLDER PROPOSALS

Any shareholder who wishes to submit a proposal for inclusion in BRE’s proxy statement and form of proxy relating to next year’s Annual Meeting pursuant to Rule 14a-8 of the Securities and Exchange Commission’s Proxy Rules must submit the proposal to BRE Properties, Inc., 525 Market Street, 4th Floor, San Francisco, CA 94105, Attention: Corporate Secretary. Such proposal, which must comply with applicable laws and regulations, must be received no later than December 1, 2011.

In addition, any shareholder who wishes to submit a proposal for consideration at the 2012 Annual Meeting outside the process of Rule 14a-8 described above (i.e., not included in the proxy statement and form of proxy) must submit the proposal to BRE on or before February 14, 2012 or such proposal will be considered untimely under Rule 14a-4(c)(1) of the Commission’s Proxy Rules. If the proposal is untimely, the persons named in our proxy solicited for next year’s Annual Meeting will have discretionary authority to vote on any shareholder proposal presented at the annual meeting.

OTHER MATTERS

A description of the business experience of the executive officers of BRE is contained in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission. To view the report free of charge, please go to our website at www.breproperties.com.

It is not expected that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting.

By Order of the Board of Directors

March 29, 2011

UPON WRITTEN REQUEST OF ANY SHAREHOLDER ENTITLED TO RECEIVE THIS PROXY STATEMENT, BRE WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE COMPANY AT 525 MARKET STREET, 4th FLOOR, SAN FRANCISCO, CA 94105, ATTENTION: INVESTOR RELATIONS DEPARTMENT. THIS REQUEST MUST INCLUDE A REPRESENTATION BY THE SHAREHOLDER THAT AS OF MARCH 24, 2011, THE SHAREHOLDER WAS ENTITLED TO VOTE AT THE ANNUAL MEETING.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/bre
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 23, 2011.

PHONE – 800.560.1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 23, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 24, 2011. The

Proxy Statement; Annual Report to Shareholders, which consists of the Company’s Annual Report on Form 10-K; and Voting

Materials are available at: http://www.breproperties.com/proxy.

TO VOTE BY MAIL, AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Items 1, 2 and 3 and “EVERY YEAR” for Item 4.

1.	Election of directors:	01 Irving F. Lyons, III	05 Constance B. Moore	09 Dennis E. Singleton	☐	Vote FOR all nominees			☐	Vote WITHHELD
		02 Paula F. Downey	06 Jeanne R. Myerson	10 Thomas P. Sullivan		(except as marked)				from all nominees
		03 Christopher J. McGurk	07 Jeffrey T. Pero
		04 Matthew T. Medeiros	08 Thomas E. Robinson

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.				☐	For	☐	Against	☐	Abstain

3.	To approve, by non-binding advisory vote, the compensation of the named executive officers of the Company.				☐	For	☐	Against	☐	Abstain

The Board of Directors recommends a vote for “EVERY YEAR” on the following proposal.

4.	To recommend, by non-binding advisory vote, the frequency of holding future advisory votes on executive compensation.			☐ Every Year	☐	Every 2 Years	☐	Every 3 Years	☐	Abstain

To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL 1, 2 AND 3, AND EVERY YEAR FOR PROPOSAL 4.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

BRE PROPERTIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 24, 2011

9:00 a.m. PDT

Mandarin Oriental Hotel

222 Sansome Street

San Francisco, CA 94104

Shareholders of record as of the Record Date are encouraged and cordially invited to attend the Annual Meeting of Shareholders. To obtain directions for attending the Annual Meeting of Shareholders and voting in person, please call BRE’s Investor Relations Department at 415.445.6500.

BRE Properties, Inc. 525 Market Street, 4th Floor San Francisco, CA 94105	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2011.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3 and “EVERY YEAR” for Item 4, and in the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

By signing the proxy, you hereby acknowledge receipt of, or access to, the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement and revoke all prior proxies and appoint each of Constance B. Moore and John A. Schissel as proxies, with full power of substitution, to vote your shares on the matters shown on the reverse side and, in the discretion of the proxy holder, on any other matters which may properly come before the Annual Meeting or any adjournments or postponements thereof.

See reverse for voting instructions.

BRE PROPERTIES, INC. ANNUAL MEETING TO BE HELD ON 05/24/11 AT 09:00 A.M. PDT FOR HOLDERS AS OF 03/24/11_* ISSUER CONFIRMATION COPY - INFO ONLY *

3 1-0001

THIS FORM IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY. PLEASE DO NOT USE IT FOR VOTING PURPOSES.

05564E106

DIRECTORS RECOMMEND: A VOTE FOR ELECTION OF THE FOLLOWING NOMINEES 0010100

1 - 01-IRVING F. LYONS, III,02-PAULA F. DOWNEY,03-CHRISTOPHER J. MCGURK,

04-MATTHEW T. MEDEIROS,05-CONSTANCE B. MOORE,06-JEANNE R. MYERSON,

07-JEFFREY T. PERO,08-THOMAS E. ROBINSON,09-DENNIS E. SINGLETON,

10-THOMAS P. SULLIVAN

PROPOSAL(S)

DIRECTORS RECOMMEND

2 - TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

FOR 0010200 2

3 *- TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF THE COMPANY.

FOR 0029440 3

4 *- TO RECOMMEND, BY NON-BINDING ADVISORY VOTE, THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

1YR 0029414 4

*NOTE* IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a Notice indicating that their proxy materials are available on the Internet and how you can request a mailed copy. Check the box to the right if you want to receive future proxy materials by mail at no cost to you. Even if you do not check the box, you will still have the right to request a free set of proxy materials upon receipt of a Notice.

VIF11H

FOLD AND DETACH HERE

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER

MEETING TO BE HELD ON 05/24/11 FOR BRE PROPERTIES, INC.

THE FOLLOWING MATERIAL IS AVAILABLE AT WWW.PROXYVOTE.COM **E**

BRE PROPERTIES, INC. 05/24/11 AT 09:00 A.M. PDT 2 -I -S

FOR ALL NOMINEES

WITHHOLD ALL NOMINEES

WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE. WRITE NUMBER(S) OF NOMINEE(S) BELOW.

USE NUMBER ONLY

FOR AGN ABS 2 X

FOR AGN ABS 05564E106

PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING

1YR 2YR 3YR ABS

BroadridgeTM

51 MERCEDES WAY EDGEWOOD NY 11717

BRE PROPERTIES, INC.

ATTN: STEPHANIE ANDRE 525 MARKET STREET

4TH FLOOR SAN FRANCISCO, CA 94105

FOR

3 3 P09278

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

BRE PROPERTIES, INC. ANNUAL MEETING OF SHAREHOLDERS Tuesday, May 24, 2011 9:00 a.m. PDT Mandarin Oriental Hotel 222 Sansome St. San Francisco, CA 94104

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on May 24, 2011.

Notice is hereby given that the 2011 Annual Meeting of Shareholders of BRE Properties, Inc. (“the Company”) will be held at the Mandarin Oriental Hotel, 222 Sansome St., San Francisco, CA 94104 on Tuesday, May 24, 2011 at 9:00 a.m. PDT for the following purposes:

(1)	to elect 10 Directors, whose term of office expires at the Annual Meeting, to serve until the Annual Meeting of Shareholders of the Company to be held in calendar year 2012, and until their respective successors are duly elected and qualified;

(2)	to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company;

(3)	to approve, by non-binding advisory vote, the compensation of the named executive officers of the Company;

(4)	to recommend, by non-binding advisory vote, the frequency of holding future advisory votes on executive compensation; and

(5)	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3 and “EVERY YEAR” for Item 4.

The Board of Directors has fixed the close of business on March 24, 2011 as the record date for the determination of shareholders entitled to receive notice of and vote at the Annual Meeting or any adjournments or postponements thereof. A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the meeting at the Company’s executive offices, 525 Market Street, 4th Floor, San Francisco, CA 94105, during normal business hours during the 10 days prior to the Annual Meeting. The list of shareholders will also be available for inspection at the Annual Meeting.

By Order of the Board of Directors

Kerry Fanwick

Corporate Secretary

This communication is not a ballot. You cannot use this notice to vote your shares. This communication presents only an overview of the more complete proxy materials which contain important information and are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Company’s 2011 proxy statement (including all attachments thereto); the Company’s annual report to shareholders, which consists of the Company’s annual report on form 10-K for the year ended December 31, 2010; and any amendments to the foregoing materials that are required to be furnished to shareholders are available at www.breproperties.com/proxy.

If you want to receive a paper copy or an e-mail with links to the electronic materials, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before May 10, 2011 to facilitate timely delivery.

Shareholders of record as of the Record Date are encouraged and cordially invited to attend the Annual Meeting of Shareholders. To obtain directions for attending the Annual Meeting of Shareholders and voting in person, please call BRE’s Investor Relations Department at 415.445.6500.

You may immediately vote your proxy on the Internet at:

www.eproxy.com/bre

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 23, 2011.

•	Please have this notice and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to vote your proxy.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

To request paper copies of the proxy materials, which include the proxy card,

proxy statement and annual report, please have this notice available and contact us on or before May 10, 2011 via:

Internet – Access the Internet and go to www.ematerials.com/bre. Follow the instructions to log in, and order copies.

Telephone – Call us free of charge at 866.697.9377 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

E-mail – Send us an e-mail at ep@ematerials.com with “BRE Materials Request” in the subject line. The e-mail must include:

•	The 3-digit company number and the 11-digit control number located in the box in the upper right hand corner on the front of this notice.

•	Your preference to receive printed materials via mail -or- to receive an e-mail with links to the electronic materials.

•	If you choose e-mail delivery, you must include the e-mail address.

•	If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last four digits of your Tax ID number in the e-mail.